UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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DOLAN MEDIA COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 3, 2009

Dear Stockholder:

I am pleased to invite you to attend Dolan Media Company’s Annual Meeting of Stockholders, which we will hold on May 15, 2009, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, MN 55402. The meeting will begin promptly at 9:00 a.m., central time.

Please read the accompanying Notice of Annual Meeting and Proxy Statement for more details about the annual meeting and matters that will be presented to stockholders for a vote.

I, and other members of our management team, will be available to respond to your questions and comments. We look forward to this opportunity to communicate directly with our stockholders and share information about our operations and activities and hope that you are able to join us.

Your vote is very important to us. Whether you own a few shares or many, it is important that your shares are represented at our annual meeting. If you cannot attend the annual meeting in person, please vote as soon as possible. We offer three convenient ways for you to vote — on the Internet (which we recommend), by telephone, or, if you requested a paper copy of these materials, by completing and mailing the proxy card in the postage-paid envelope provided. Instructions regarding these voting options are described in the Notice of Internet Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you.

We appreciate your continued support of Dolan Media Company and look forward to meeting you at our annual meeting.

Very truly yours,

/s/  James P. Dolan
James P. Dolan
Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dolan Media Company will hold its Annual Meeting of Stockholders as follows:

Date and Time	May 15, 2009, 9:00 a.m. (central time)

Place	Minneapolis Club
729 Second Avenue South
Minneapolis, MN 55402

Items of Business	1. To elect the two Class II directors nominated by our Board to serve for a period of three years;

2. To ratify the Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2009; and

3. To act upon any other business as may properly come before the stockholders at the Annual Meeting.

Record Date	If you were a stockholder of record at the close of business on March 19, 2009, you are entitled to vote at our Annual Meeting on the items of business identified above.

Proxy Voting	Your vote is important. If you are unable to attend our Annual Meeting, you may vote your shares by proxy over the Internet (which our Board recommends), by telephone or, if you requested a paper copy of these materials, by completing, signing and returning a proxy card in the envelope provided. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials that we mailed to you or your proxy card if you requested one. If you are voting by proxy, we must receive your vote no later than (1) 11:59 p.m., eastern time, on May 14, 2009, if you are voting on the Internet or by telephone, or (2) 6:00 p.m., central time, on May 14, 2009, if you are voting by mail. We encourage you to vote by proxy even if you plan to attend the meeting in person. If you attend the meeting in person, you can revoke your proxy and vote in person if you so desire.

Adjournments and Postponements	Our stockholders may consider any item of business described above at the Annual Meeting at the time and the date specified in this Notice of Annual Meeting or at any other time or date to which the Annual Meeting has been properly adjourned or postponed.

Notice of Internet Availability of Proxy Materials	We mailed our Notice of Internet Availability of Proxy Materials on or about April 3, 2009. Our proxy statement and annual report to stockholders for the year ended December 31, 2008, are available at www.proxyvote.com. Our annual report contains financial and other information about us, including our Form 10-K. You will need your 12-digit control identification number to access these materials. The control identification number is included on the Notice of Internet Availability of Proxy Materials that you received from us in the mail.

By Order of the Board of Directors,

/s/  Vicki J. Duncomb
Vicki J. Duncomb, Corporate Secretary

PROXY STATEMENT

Annual Meeting of Stockholders
May 15, 2009

Our Board of Directors is soliciting proxies for the 2009 Annual Meeting of Stockholders and we are providing these proxy materials in connection with that solicitation. You are receiving these proxy materials because you owned shares of our common stock on March 19, 2009, and are entitled to vote at the Annual Meeting. If you are unable to attend the Annual Meeting in person, you may vote your shares by proxy. This proxy statement describes the proposals that we would like you to consider and vote on and provides additional information to you relating to these proposals so that you can make an informed decision.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendation

You will be asked to vote on two proposals at the Annual Meeting. Our Board recommends that you vote your shares for these proposals as indicated below:

Proposal	Board’s Voting Recommendation

1. The election of Anton J. Christianson and Jacques Massicotte as Class II Directors	FOR
2. The ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2009	FOR

The Board is not aware of any other matters to be presented to you for a vote at the annual meeting. If you grant a proxy by the Internet, telephone or by signing and returning a proxy card by mail, James P. Dolan, our chairman, chief executive officer and president, and Scott J. Pollei, our executive vice president and chief financial officer, or either of them, may, as your proxies, vote your shares in their discretion for any additional matters that properly come before the stockholders at the annual meeting. Further, if any director candidate is unavailable to serve as director prior to the election at the annual meeting, Messrs. Dolan and Pollei, or either of them, will vote your proxy for another candidate nominated by our Board unless our Board allows the vacancy to remain open or reduces the size of our Board.

Stockholders Entitled to Vote at Annual Meeting

If you owned shares of our common stock at the close of business on March 19, 2009, the record date, you may vote at the annual meeting. On that date, there were 29,951,363 shares of common stock outstanding. You have one vote for each share of common stock you held on that date. This includes shares for which you are the “stockholder of record” and those for which you are the “beneficial owner.”

You are the Stockholder of Record if your shares are registered directly in your name with our transfer agent, BNY Mellon Shareholder Services. Because you are the stockholder of record, we have made these proxy materials available to you directly and you may grant your voting proxy directly to us or vote in person at the annual meeting.

You are a Beneficial Owner if your shares are held in a stock brokerage account or by another person, as nominee, on your behalf (sometimes referred to as being held in “street name”). Because you are a beneficial owner, your broker or nominee is making these proxy materials available to you and will provide you a voting instruction card to use. You must use this voting card or follow its instructions regarding voting on the Internet or by telephone to instruct your broker or nominee as to how you would like to vote your shares. You are invited to attend the annual meeting, but may not vote your shares in person at the meeting, unless you receive a proxy from your broker or nominee and are present at the meeting.

Voting Requirements

We need a majority of the votes that could be cast by stockholders entitled to vote, present in person at the annual meeting or represented by proxy, to constitute a quorum for the transaction of business at this meeting. We count abstentions and broker non-votes, if applicable, as present and entitled to vote for purposes of determining a quorum.

The nominees for director will be elected by a plurality of the votes of the shares present and entitled to vote at the meeting, whether in person or by proxy. A plurality means the nominees receiving the largest number of votes cast at the meeting will be elected for the available director positions. It is possible that a plurality might not be a majority of the votes cast at the meeting in person or by proxies. Ratifying the appointment of McGladrey & Pullen, LLP and approving all other matters that are properly presented to the stockholders at the annual meeting require the affirmative “For” vote by a majority of the votes of the shares present and entitled to vote at the meeting, whether in person or by proxy.

A “broker non-vote” occurs when a beneficial owner fails to provide voting instructions to his/her broker or nominee with respect to a matter which the broker or nominee indicates when voting by proxy that it does not have the discretionary authority to vote on such matter. We believe that brokers or nominees have discretionary authority to vote shares held by beneficial owners with respect to the two proposals. Therefore, if you are a beneficial owner, to ensure that your shares are voted in the manner you wish, please provide voting instructions to your broker or nominee.

Counting Votes

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors. You may either vote “FOR,” “AGAINST,” or ABSTAIN” on any other proposals, including the proposal to ratify our Audit Committee’s appointment of McGladrey & Pullen, LLP. Withholding your authority to vote for a nominee and broker non-votes, if applicable, will not affect the outcome of the elections. If you “ABSTAIN” from voting on this proposal, your vote will be counted as a vote “AGAINST” this proposal. Broker non-votes, if applicable, will not affect the outcome of this proposal. If you sign and mail a proxy card, but do not include voting instructions, the proxies will vote your shares “FOR” the nominees for the Board of Directors, “FOR” the ratification of McGladrey & Pullen, LLP as our independent registered accounting firm and, in their discretion, as to any other matter that may properly come before the stockholders at the Annual Meeting.

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes represented in person or by proxy at our annual meeting and act as the inspectors of the election.

How To Vote

Please refer to “Stockholders Eligible to Vote” to determine if you are the Stockholder of Record of your shares or if you are a Beneficial Owner of your shares.

Stockholders of Record may vote their shares in person at the annual meeting or by granting a proxy. If you are a stockholder of record, you may vote by proxy on the Internet (which our Board recommends) or by telephone by following the voting instructions set forth on the Notice of Internet Availability of Proxy Materials you received. If you requested a paper copy of our proxy materials, you may also vote by marking, signing and dating the proxy card and mailing it to us in the envelope provided. Please sign your name exactly as it appears on your proxy card.

Internet and telephone voting ends at 11:59 p.m., eastern time, on May 14, 2009.

If you mail your proxy card, we must receive it no later than 6:00 p.m. central time, on May 14, 2009, for your vote to be counted at the annual meeting.

We encourage you to vote by proxy even if you plan to attend the annual meeting in person.

Please refer to “Changing your Vote” for more information about the effect of your proxy if you vote in person at the annual meeting.

Beneficial Owners may vote their shares by providing voting instructions to their broker or nominee before our annual meeting. If you are a beneficial owner, you may not vote your shares in person at our annual meeting unless you obtain and present at the annual meeting a proxy from your broker or nominee; however, you may attend the annual meeting.

If you received more than one Notice of Internet Availability of Proxy Materials, you hold shares registered in more than one name. This sometimes occurs when a stockholder holds shares in his/her own name and then also in a representative capacity, such as a trustee on behalf of a trust. Please vote all shares for which you received a Notice of Internet Availability of Proxy Materials so that you can ensure all of your shares are represented at the meeting.

Attending the Annual Meeting

The annual meeting begins promptly at 9:00 a.m., central time. Please arrive no later than 8:30 a.m. to allow us to register your attendance and to ensure that we start the meeting on time. You must bring a valid driver’s license or other proof of identification.

Changing Your Vote

You may change your vote and revoke your proxy at any time prior to the vote at the annual meeting. If you are a stockholder of record, you may change your vote by:

•	Sending a written statement, revoking your proxy, to our corporate secretary addressed as follows:

By Mail Dolan Media Company Attention: Corporate Secretary 222 South Ninth Street Suite 2300 Minneapolis, MN 55402	By electronic mail secretary@dolanmedia.com

We must receive your written statement, revoking your proxy, by 6:00 p.m., central time, May 14, 2009, for it to be effective.

•	Voting on the Internet or by telephone at a later time;

•	Mailing a properly signed proxy card to us, having a later date; or

•	Voting in person at the annual meeting.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee by the deadline your broker or nominee has set for changing voting instructions.

Delivery of Proxy Materials

As permitted by rules recently adopted by the Securities and Exchange Commission, we are making our proxy materials, which include our notice of the 2009 annual meeting of stockholders, proxy statement and annual report to stockholders, available to you over the Internet at www.proxyvote.com instead of mailing you a printed set of the proxy materials. You will need your 12-digit Control Identification Number, provided with the Notice of Internet Availability of Proxy Materials, to access the notice of the 2009 annual meeting of stockholders, proxy statement and annual report to stockholders. We believe that this new e-proxy process will expedite your receipt of proxy materials, lower our costs and reduce the environmental impact of our annual meeting. In accordance with this new rule, we mailed to each of our stockholders of record as of March 19, 2009, a Notice of Internet Availability of Proxy Materials, which mailing commenced on or about April 3, 2009. The Notice contains instructions on how you may access our proxy materials and vote your shares over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions included with the Notice of Internet Availability of Proxy Materials.

Stockholders List

We will make available, upon request, a list of the names of all stockholders of record who are eligible to vote at our annual meeting. This list will be available ten days prior to the annual meeting during the hours of 8:30 a.m. to 4:30 p.m. (central time) at our principal executive offices. Our principal executive offices are located at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. You may review the list for any purpose relevant to the annual meeting by contacting our corporate secretary in writing, either by mail address to our principal executive offices, attention Corporate Secretary, or by email to secretary@dolanmedia.com. We will also make this list available at the annual meeting.

Proxy Solicitation Costs

We will pay the costs of preparing, assembling, printing, mailing and distributing the Notice of Internet Availability of Proxy Materials and any proxy materials that our stockholders have requested be mailed to them. This includes reimbursing record holders of the expenses they incur in forwarding our proxy materials to beneficial owners. Our directors, officers and employees may solicit proxies personally, by mail, telephone, fax or over the Internet. We do not pay our directors, officers or employees any extra compensation for soliciting proxies.

Transfer Agent

Our transfer agent is BNY Mellon Shareholder Services. If you are a stockholder of record and need to change your name or address, need information regarding the transfer of your shares, or for other questions regarding your shares, please contact BNY Mellon Shareholder Services directly, at 1-800-953-2495, on the Internet at www.bnymellon.com/shareowner/isd or in writing at BNY Mellon Shareholder Services, P.O. Box 358015, Pittsburgh, PA 15252-8015.

COMPANY GOVERNANCE

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines. These, along with our committee charters, provide a framework for the governance of our company. These guidelines provide, among other things, that:

•	our board of directors consists of a majority of independent directors and that each of the board’s three standing committees consist of members who are independent. Currently, Mr. Dolan, our chairman, chief executive officer and president, is the only director who is not independent. Mr. Dolan does not serve on any of the board’s committees.

•	our directors possess the highest personal and professional ethics and are committed to the long-term interests of our company’s stockholders.

•	no director serves on the boards of more than three public companies, unless the board determines that this does not impair the director’s ability to serve effectively on our board.

•	the nominating and corporate governance committee oversees and manages an annual evaluation of the board and each of its committees.

The nominating and corporate governance committee is responsible for overseeing these guidelines and ensuring that we adhere to them. The committee periodically reviews and reassesses the adequacy of these guidelines and recommends proposed changes to the board of directors for consideration.

Copies of our corporate governance guidelines and committee charters are available under Corporate Governance in the Investor Relations section of our web site at www.dolanmedia.com, or by written request to our corporate secretary. Please refer to “Communications with the Company and the Board” in this proxy statement for information about how to contact our corporate secretary.

Our Codes of Ethics and Business Conduct Policies

We have adopted two codes of ethics: a Code of Business Conduct and Ethics, which we refer to as our Code of Conduct, and a Code of Ethics for our Senior Financial Officers and Principal Executive Officer, which we refer to as our Code of Ethics. We adopted these policies to ensure that all of our directors, officers and employees observe the highest standards of ethics in conducting our business.

Under our Code of Conduct, our core values include respect for individuals, honesty, integrity and leadership by example. Among other things, our Code of Conduct:

•	requires all directors, officers and employees to conduct our business affairs fairly, free of conflicts of interests and in an ethical manner;

•	prohibits conduct that may raise questions to our honesty, integrity or reputation; and

•	includes a process for reporting complaints and concerns about violations of this code of conduct or other similar policies to a compliance committee, consisting of our chief financial officer, our vice president of finance and our controller.

Our Code of Ethics requires our senior financial officers and principal executive officer to:

•	act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interests in personal and professional relationships;

•	promptly disclose to the audit committee any material relationship or transaction that could give rise to a conflict of interest;

•	comply with generally accepted accounting principles and ensure that accounting entries are promptly and accurately recorded and documented; and

•	report to the audit committee or nominating and corporate governance committee any violations to the Code of Ethics or other company policies, compliance programs or laws, including material weaknesses in the design or operation of internal controls, fraud or material information that calls into question disclosures we have made in our periodic reports on file with the Securities and Exchange Commission.

Mr. Dolan; Mr. Pollei (our chief financial officer); Ms. Duncomb (our vice president-finance), who also acts as our principal accounting officer; our controller; and our senior financial officers at American Processing Company, LLC, National Default Exchange, L.P. and its affiliates, and Counsel Press are subject to this policy.

The nominating and corporate governance committee is responsible for overseeing and periodically evaluating these policies. The committee recommends proposed changes to these policies to the Board for consideration. Both our Code of Conduct and our Code of Ethics are available in the Corporate Governance section of our web site under Investor Relations at www.dolanmedia.com.

Related Party Transactions and Policies

Our board of directors recognizes that transactions or other arrangements between us and any of our directors or executive officers may present potential or actual conflicts of interest. Accordingly, as a general matter, it is our board’s preference to avoid such transactions and other arrangements. Nevertheless, our board recognizes that there are circumstances where such transactions or other arrangements may be in, or not inconsistent with, our best interests. We have adopted a formal written policy that requires any transaction, arrangement or relationship in which we will be a participant and in which the amount involved exceeds $120,000, and in which any related person (directors, executive officers, stockholders owning at least 5% of any class of our voting securities, their immediate family members and any entity in which any of the foregoing persons is employed or is a general partner or principal) had or will have a direct or indirect material interest, to be submitted to our audit committee for review, consideration and approval.

In the event that a proposed transaction with a related person involves an amount that is less than $120,000, the transaction will be subject to the review and approval of our chief financial officer (or our chief executive officer, if the chief financial officer, an immediate family member of the chief financial officer, or an entity in which any of the foregoing persons is employed or is a general partner or principal is a party to such transaction). If the transaction is approved by the chief financial officer or chief executive officer, such officer will report the material terms of the transaction to our audit committee at its next meeting. The policy provides for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our audit committee will consider the relevant facts and circumstances available to the audit committee, including (1) the impact on a director’s independence if the related person is a director or his or her family member or related entity, (2) the material terms of the proposed transaction, including the proposed aggregate value of the transaction, (3) the benefits to us, (4) the availability of other sources for comparable services or products (if applicable), and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and the best interest of our stockholders.

The following is a summary of transactions since January 1, 2008, (1) to which we have been a party in which the amount involved exceeded $120,000 and in which any related person had or will have a direct or indirect material interest, other than compensation arrangements that are described in “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement, or (2) that we otherwise believe should be disclosed. Except as noted below, all of the transactions described below are continuing related party transactions and we initially entered into the transaction prior to our board’s adoption of a written policy regarding related party relationships in July 2007. The audit committee reviewed and ratified such continuing transactions at its March 2008 committee meeting in accordance with our related party transactions policy.

David A. Trott

David A. Trott is the chairman and chief executive officer of our majority owned subsidiary, American Processing Company, LLC. Mr. Trott owns a 68% interest in and is the managing attorney of Trott & Trott, P.C. At January 1, 2008, Trott & Trott owned 9.1% of the membership interests in APC. In February 2008, Trott & Trott assigned its interest in APC to APC Investments, LLC, which is owned by the same individuals who owned Trott & Trott at the time of this assignment. Mr. Trott owns a 68% interest in the membership interests of APC Investments, LLC. Also, in February 2008, APC made a capital call in connection with the acquisition of the mortgage default processing assets of the Minnesota law firm, Wilford & Geske. APC’s other minority member, Feiwell & Hannoy, did not participate in this capital call and we contributed Feiwell & Hannoy’s portion to the capital of APC. As a result of this capital call, we owned 88.9% of APC and APC Investments and Feiwell & Hannoy owned 9.1% and 2.0%, respectively, of the outstanding membership interests of APC.

Both APC Investments and Feiwell & Hannoy’s interests in APC were further diluted as a result of APC’s acquisition of NDEx in which APC issued 6.1% of the outstanding membership interests to the sellers of NDEx or their designees, as applicable, and, in connection therewith, APC made a capital call in which both APC Investments and Feiwell & Hannoy declined to participate. Since the acquisition of NDEx on September 2, 2008, APC Investments owns 7.6% of the outstanding membership interests of APC.

During 2008, APC made distributions to APC Investments (formerly Trott & Trott) in the aggregate amount of $1.1 million.

Under the terms of APC’s amended and restated operating agreement, APC Investments has the right, for a period of six months after August 2, 2009, to require APC to repurchase all or any portion of its membership interests at a purchase price based on 6.25 times APC’s trailing twelve month earnings before interest, taxes, depreciation and amortization, less the aggregate amount of any interest bearing indebtedness outstanding for APC as of the date the repurchase occurs. If APC Investments exercises this put option, the aggregate purchase price will be payable by APC in the form of a three-year unsecured note bearing interest at a rate equal to prime plus 2.0%.

Services Agreement.  During the year ended December 31, 2008, Trott & Trott was one of APC’s six law firm customers (four were added in 2008). APC’s relationship with Trott & Trott is governed by a services agreement dated March 14, 2006. The services agreement provides for the exclusive referral of files from Trott & Trott to APC for servicing, unless Trott & Trott is otherwise directed by its clients. The services agreement is for an initial term of fifteen years, with the term to be automatically extended for up to two successive ten-year periods unless either party provides the other party with written notice of its intention not to extend the initial or extended term then in effect. During 2008, APC was paid a fixed fee for each file referred by its customers to APC for servicing, with the amount of such fixed fee being based upon the type of file (e.g., foreclosure, bankruptcy, eviction or litigation). For the year ended December 31, 2008, APC received revenues of approximately $41.0 million from fees for mortgage default processing services by Trott & Trott, which takes into account an increase in the fees Trott & Trott pays to us that took effect in January 2008. The success of our mortgage default processing services business is tied to the number of files that Trott & Trott and APC’s other customers receive from their mortgage lender and loan servicer clients or that APC receives directly from its customers in California. We therefore rely upon Mr. Trott, who through Trott & Trott has developed and maintains relationships with a substantial number of Trott & Trott’s clients to attract additional business from its current and/or new clients.

Detroit Legal News Publishing.  We own 35.0% of the membership interests in The Detroit Legal News Publishing Company, or DLNP, the publisher of Detroit Legal News, which we acquired in 2005 for $16.8 million, of which approximately $4.6 million was paid to Legal Press, LLC. Mr. Trott and his family members indirectly own 80.0% of Legal Press, LLC, which is the holder of 10.0% of the membership interests in DLNP. During each of 2008 and 2007, we paid $600,000 to the sellers, including Legal Press, in earn-out payments. Of those earn-out payments, Legal Press received $171,000 each year, as well as interest of $11,722 in 2008 and $6,086 in 2007.

In November 2005, DLNP entered into an agreement with Trott & Trott pursuant to which Trott & Trott agreed to forward to DLNP for publication all legal notices that Trott & Trott is required to publish on behalf of its mortgage default clients. As a result, Detroit Legal News publishes, or through its statewide network causes to be published, all public notices required to be filed in connection with files serviced by APC for Trott & Trott that involve foreclosures in Michigan. DLNP also agreed that it would provide certain other services for Trott & Trott, including attending foreclosure sales, bidding on real property and recording of sheriff’s deeds in connection with foreclosure sales. In exchange for the services provided by DLNP under the agreement, Trott & Trott pays DLNP according to fees agreed to by the parties from time to time. These fees, however, are not permitted to exceed the customary fee that DLNP charges its other customers. In 2008, Trott & Trott paid DLNP approximately $22.7 million to post foreclosure notices in Detroit Legal News and for other related services. The agreement terminates on December 31, 2015 (unless at such date, Legal Press, LLC remains a member of DLNP, in which case the agreement would terminate at such date when Legal Press, LLC, or its successor, is no longer a member of DLNP), but Trott & Trott may terminate the agreement at any time upon the failure by DLNP to cure a material breach of its obligations under the agreement. DLNP maintains a small number of its clerical employees at the offices of Trott & Trott to facilitate the provision of services for Trott & Trott.

In November 2005, DLNP entered into a consulting agreement with Mr. Trott, whereby Mr. Trott agreed to provide consulting services related to the business of DLNP for a term lasting until December 31, 2015. The agreement may be terminated by either party prior to December 31, 2015, in the event of a material breach by either party or in the event the number of foreclosure notices submitted to DLNP by Trott & Trott is less than 1,000 in any calendar year during the term of the agreement. Under the consulting agreement, DLNP agreed to obtain an insurance policy on the life of Mr. Trott in the amount of $15.0 million for a term of 15 years. In exchange for the consulting services provided to DLNP, Mr. Trott is entitled to receive a consulting fee equal to the lesser of (1) $500,000 and (2) the amount equal to 7% of DLNP’s net income less the amount paid by DLNP for the life insurance policy. In each of 2008 and 2007, Mr. Trott was paid $483,974 by DLNP in fees for his consulting services. In addition to the fees Mr. Trott receives under the consulting agreement, DLNP also pays Mr. Trott an annual salary of $20,000.

Net Director.  Mr. Trott owns approximately 11.1% of the membership interests in Net Director, LLC, which provides an information clearing house service used by APC. APC paid Net Director approximately $72,132 for these services in 2008.

American Servicing Corporation.  Mr. Trott owns 50% of American Servicing Corporation, or ASC, a provider of property tax searches and courier services to APC. APC paid ASC approximately $373,000 for these services in 2008.

Loan Agreements.  Dolan Finance Company, our wholly-owned subsidiary, has entered into loan agreements with APC, in the following amounts with the following borrowing and maturity dates:

				Aggregate
				Principal
				and Interest
				Payments
	Principal	Borrowing	Maturity	made in
Acquisition	Amount	Date	Date	2008

Robert Tremain & Associates(1)	$3,300,000	November 11, 2006	November 11, 2010	$1,033,473
Feiwell & Hannoy(2)	13,000,000	January 9, 2007	January 9, 2011	4,126,926
	1,750,000	January 9, 2008	January 9, 2012	537,662
	1,750,000	January 9, 2009	January 9, 2013	—
NDEx(3)	166,000,000	September 2, 2008	September 2, 2017	9,914,184

(1)	This loan was made to fund APC’s acquisition of the mortgage default processing services business of Robert A. Tremain & Associates. At such time, Trott &Trott also acquired the law-related assets of Robert A. Tremain & Associates.

(2)	In connection with APC’s acquisition of the mortgage default processing services business of Feiwell & Hannoy Professional Corporation, Dolan Finance made three term loans to APC in the amounts and on the dates set forth in the table. The loan in the principal amount of $13.0 million funded the cash portion of the purchase price for the business acquired. The two loans, each in the principal amount of $1.75 million, funded payments APC owed to the Feiwell & Hannoy under a promissory note entered at the time of the acquisition.

(3)	Dolan Finance made this loan to fund the acquisition of National Default Exchange, LP and its affiliated entities (“NDEx”). This loan was not made in accordance with the terms of our related party transaction policy because it was approved by our board of directors, instead of the audit committee.

Each of the loans described above bears interest at the prime rate plus 2.0% and interest and principal for each loan are payable in equal monthly installment over such loan’s term. In connection with the loans made to APC to fund the acquisition of the mortgage default processing services business of Feiwell & Hannoy, Dolan Finance Company agreed to pay Trott & Trott a fee equal to 1/2% of the outstanding balance times Trott & Trott’s ownership percentage of APC so long as the loan is outstanding. During 2008, Dolan Finance has made aggregate payments of approximately $6,266 to Trott & Trott pursuant to this agreement. In connection with the loan made to APC to fund the acquisition of NDEx, APC paid Dolan Finance an origination fee in the amount of $415,000.

Lease of Office Space.  On April 1, 2007, APC and our Michigan Lawyers Weekly publishing unit began subleasing approximately 30,000 square feet in suburban Detroit, Michigan from Trott & Trott, P.C., at a rate of $10.50 per square foot, triple net, which sublease expires on March 31, 2012. During 2008, APC and Michigan Lawyers Weekly unit paid Trott & Trott an aggregate of $652,880 in lease payments. Trott & Trott leases this space from NW13, LLC, a limited liability company in which Mr. Trott owns 75% of the membership interests.

Employment of Mr. Dolan’s Spouse.

Mr. Dolan’s spouse administers Dolan Media Newswires, our Internet-based, subscription newswire, and is our employee. In 2008, we paid $72,165 to Mr. Dolan’s spouse as compensation for her services. On May 12, 2008, in connection with annual employee stock grants, we issued to Mr. Dolan’s spouse under our incentive compensation plan, stock options with an exercise price equal to $16.52 that are exercisable for 429 shares of common stock, as well as 134 shares of restricted stock. The options and restricted stock vest in four equal annual installments commencing on May 12, 2009, and the options terminate in seven years.

BOARD COMMITTEES AND COMMITTEE MEMBERSHIP

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee and the charters for these committees are available under the Investor Relations section of our web site at www.dolanmedia.com. Our board may establish other committees from time to time to facilitate the management of Dolan Media Company.

During 2008, our board of directors held nine meetings. During 2008, each incumbent director attended all of the board meetings and meetings of committees on which he or she served that occurred while such director was a member of our Board and such committees.

Our practice is that all directors attend our annual meeting, unless a director is unable to attend due to illness or another emergency or because his or her term is ending and he or she has not been nominated for re-election to the Board. At last year’s annual meeting, Ms. Garber, Mr. Carroll and Mr. Brakel did not attend our annual meeting because their service as directors ended at that annual meeting. We expect that all of our directors will attend our 2009 annual meeting.

None of our directors serve on the boards of more than three public companies.

The following table describes the composition of each of the board’s standing committees during the year ended December 31, 2008. In accordance with our corporate governance guidelines and the requirements of the New York Stock Exchange, each of our committees consists solely of independent directors.

					Nominating and
Name	Audit		Compensation		Corporate Governance

John C. Bergstrom			X	*	X
Cornelis Brakel					X	(1)
Edward Carroll			X	(2)
Anton J. Christianson	X				X	*
Peni Garber			X	(2)
Arthur F. Kingsbury			X	(3)
Jacques Massicotte	X		X	(2)(3)	X	(1)
Lauren Rich Fine			X	(3)
George Rossi	X	*	X	(2)(3)

X = member; * = chair

(1)	Mr. Brakel served on the nominating and corporate governance committee until his resignation as a director effective May 12, 2008. Our board appointed Mr. Massicotte to replace Mr. Brakel on the nominating and corporate governance committee beginning May 13, 2008.

(2)	Both Ms. Garber and Mr. Carroll served on the compensation committee until the expiration of their director terms on May 12, 2008. The board appointed Messrs. Massicotte and Rossi to replace them as members of the compensation committee effective May 13, 2008.

(3)	On July 25, 2008, our board appointed Mr. Kingsbury and Ms. Rich Fine to replace Mr. Massicotte and Mr. Rossi as members of our compensation committee.

Audit Committee

In 2008, the audit committee met six times and each member of the committee attended every meeting. Our audit committee oversees a broad range of issues relating to our accounting and financial reporting processes and audits of our financial statements. In particular, our audit committee:

•	assists our board in monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm;

•	appoints, compensates, retains and oversees the work of any independent registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services;

•	oversees the work of our internal auditor; and

•	prepares the audit committee report that the SEC rules require be included in this proxy statement.

The committee reviews and approves all engagement letters between our independent registered public accounting firm and us. Please refer to our discussion on the audit committee’s “Policy on Pre-approval of Audit and Permissible Non-Audit Services” later in this proxy statement for more information about the committee’s policies and practices related to the approval of services our independent registered public accounting firm performs for us. The committee also reviews all related party transactions and resolves conflicts of interest involving our directors, executive officers and us. Please refer to “Related Party Transactions and Policies” for more detailed information about how we address transactions between our directors, executive officers, other related persons and us. Our audit committee is responsible for receiving and investigating complaints or reports regarding our accounting practices, internal controls and financial matters and has developed procedures that allow our employees to communicate anonymously and/or confidentially these concerns directly to our audit committee.

Our Board has determined that each member of the audit committee is “independent” under the New York Stock Exchange listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and our corporate governance guidelines. The Board has also determined that, as required by the committee’s charter, each member is financially literate and no member serves on the audit committees of more than three public companies. Our audit committee chair, Mr. Rossi, is our financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act.

Compensation Committee

In 2008, the compensation committee met eight times and each member of the committee attended every meeting that occurred while he or she was a member. The committee reviews our compensation practices and policies and approves the compensation plans of our executive officers and key employees. In particular, the compensation committee is responsible for:

•	reviewing and approving corporate goals and objectives for Mr. Dolan and our other executive officers;

•	evaluating Mr. Dolan’s and, with the assistance of Mr. Dolan, our other executive officers’ performance in relation to those goals and objectives and determining and approving Mr. Dolan’s and our other executive officers’ compensation based on that evaluation;

•	administering all of our equity-based and other incentive compensation plans and determining all awards granted under our equity-based and other incentive compensation plans, except for grants to non-employee directors under these plans;

•	reviewing, and recommending for our board’s approval, directors fees, committee fees, equity-based compensation and other amounts we pay to our non-employee directors for their service as a director;

•	overseeing our policies to preserve tax deductibility of our executive compensation programs; and

•	reviewing and discussing with our senior managers the Compensation Discussion and Analysis required by the SEC’s disclosure rules for executive compensation and furnishing a report to be included in our proxy statement.

In addition, the committee reviews all employment, severance and change-in-control agreements for our chief executive officer and other executive officers, approves those agreements for the chief executive officer and either approves, or recommends for approval by the board, those agreements for other executive officers. The committee also periodically reviews our equity-based and other incentive compensation plans and makes recommendations to our board regarding those plans. In determining the compensation of our other executive officers and grant awards under our incentive compensation plans, the committee considers the recommendations of Mr. Dolan, our chief executive officer. The committee believes that Mr. Dolan is in the best position to regularly evaluate the performance of the other executive officers and our other employees.

From time to time, the compensation committee engages third party consultants to assist in making decisions about executive compensation, our equity-based and other incentive compensation plans and other compensation related matters. During 2008 and 2006, the committee engaged Hewitt Associates, a human resources consulting firm, to conduct an analysis of the executive compensation of certain peer companies. In 2007, our compensation committee did not conduct an analysis of executive compensation of peer companies because the committee believes that this study is not required on an annual basis. However, the committee did engage Hewitt Associates in 2007 to assist the committee in designing executive compensation plans, including the equity compensation awards we granted in connection with our initial public offering. The committee expects to continue to conduct peer company analyses from time to time to ensure that our executive compensation is consistent with that of similar companies.

You should refer to our “Compensation Discussion and Analysis” later in this proxy statement for more information about our compensation committee’s use of Hewitt Associates since 2006 and for additional information on the committee’s processes and practices relating to the compensation of our Board and executive officers.

Our Board has determined that each member of the compensation committee is “independent” under the New York Stock Exchange listing standards and our corporate governance guidelines. Our Board also has determined that each member qualifies as a “non-employee director” under Rule 16(b)(3) of the Securities Exchange Act of 1934 and that each member qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code.

Nominating and Corporate Governance Committee

In 2008, our nominating and corporate governance committee met eleven times and each member of the committee attended every meeting that occurred while he was a member except Mr. Brakel (0%). Our nominating and corporate governance committee:

•	oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors;

•	advises our board of directors with respect to board composition, procedures and committees;

•	recommends directors to serve on each committee;

•	oversees the evaluation of our board of directors and our management; and

•	develops, reviews and recommends corporate governance guidelines, code of ethics and other similar company policies.

Our board of directors has determined that each member of our nominating and corporate governance committee is “independent” under the New York Stock Exchange listing standards and our company’s corporate governance guidelines.

Executive Sessions of Non-Management Directors and Lead Independent Director

Our board of directors meets regularly in executive session, without Mr. Dolan, our chairman, chief executive officer and president, and other members of our senior management team. The non-management independent directors have designated Mr. Christianson, the chair of our nominating and corporate governance committee, to serve as its lead independent director for an indefinite term. Mr. Christianson sets the agenda for and presides over all executive sessions of the non-management directors of our board.

Director Compensation

The following table provides information for year ended December 31, 2008, regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a director during 2008.

	Fees Earned or	Option	All Other
Name	Paid in Cash	Awards(8)	Compensation		Total

James P. Dolan(1)	—	—	—		—
John C. Bergstrom	$47,800	$19,822	$2,435	(9)	$70,057
Cornelis J. Brakel(2)	9,713	—	—		9,713
Edward Carroll(3)	11,488	—	—		11,488
Anton J. Christianson	47,550	18,754	—		66,304
Peni Garber(4)	11,488	—	—		11,488
Arthur F. Kingsbury(5)	17,693	5,480	—		23,173
Jacques Massicotte	40,920	16,401	—		57,321
Lauren Rich Fine(6)	15,408	5,480	—		20,888
George Rossi	40,887	18,037	—		58,924
David Michael Winton(7)	5,700	—	—		5,700

(1)	Mr. Dolan does not receive compensation for his service to us as a director. See “Executive Compensation-Summary Compensation Table” in this proxy statement for information about the compensation we paid to Mr. Dolan during the year ended December 31, 2008.

(2)	Mr. Brakel served as our director until his resignation on May 12, 2008.

(3)	Mr. Carroll served as our director until the expiration of his term on May 12, 2008.

(4)	Ms. Garber served as our director until the expiration of her term on May 12, 2008.

(5)	Our Board appointed Mr. Kingsbury to serve as a director beginning June 24, 2008. Accordingly, annual retainers have been pro-rated for 2008.

(6)	Our Board appointed Ms. Rich Fine to serve as a director beginning July 25, 2008. Accordingly, annual retainers have been pro-rated for 2008.

(7)	Mr. Winton served as our director until his death on April 30, 2008.

(8)	We calculated the dollar amounts in this column, which represents the compensation costs for financial reporting purposes for 2008, using the provisions of SFAS 123R. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Application of Critical Accounting Policies — Share-Based Compensation Expense,” both included in our annual report to stockholders for information regarding the assumptions used in the valuation of equity awards.

On May 13, 2008, we granted to each non-employee director, except Mr. Kingsbury and Ms. Rich Fine, non-qualified options to purchase our common stock as follows:

Name	Number of Options

John C. Bergstrom	6,876
Anton J. Christianson	6,876
Jacques Massicotte	6,586
George Rossi	6,876

The options have an exercise price equal to $16.52 per share, the closing share price of our common stock on the date of our 2008 annual meeting (May 12, 2008). The number of options we granted to each non-employee director had a target economic value that was 100% of the annual retainer and attendance fees we expected to make to these directors during the 2008 calendar year. The compensation committee determined the target economic value in the same manner as described for the named executive officers in “Long-Term Equity Incentive Compensation” later in this proxy statement. These stock options vest in four equal annual installments beginning on May 13, 2009, and terminate seven years after the grant date. The per option SFAS No. 123R grant date fair value for these options was $4.89.

On August 11, 2008, we granted to Mr. Kingsbury and Ms. Rich Fine in connection with their respective appointments to serve on our Board, non-qualified options to purchase our common stock as follows:

Name	Number of Options

Arthur Kingsbury	10,847
Lauren Rich Fine	10,847

The options have an exercise price equal to $18.00 per share, the closing share price of our common stock on August 11, 2008. The number of options we granted to each of Mr. Kingsbury and Ms. Rich Fine had a target economic value, calculated as described above, that was 200% of the annual retainer and attendance fees we would expect to make to these two directors during the 2008 calendar year assuming their service as a director on our board began on January 1, 2008. These stock options vest in four equal annual installments beginning on August 11, 2009, and terminate seven years after the grant date. The per option SFAS No. 123R grant date fair value for these options was $5.42.

In addition to those stock options awarded to our directors in 2008, each of our directors who served in 2008 had the following other stock option awards outstanding at December 31, 2008:

Director	Number of Options

John C. Bergstrom	12,759
Cornelis J. Brakel	—
Edward Carroll	—
Anton J. Christianson	11,826
Peni Garber	—
Arthur F. Kingsbury	—
Jacques Massicotte	9,959
Lauren Rich Fine	—
George Rossi	11,203
David Michael Winton	—

The per option SFAS No. 123R grant date fair value for these options was $4.75.

(9)	We self-insure for medical insurance by withholding an amount from participants’ compensation to fund our medical insurance program. This column reflects amounts not withheld from Mr. Bergstrom’s compensation as a director that we withheld from participating employees in 2008 for medical insurance.

The table below describes the cash fees we paid to each non-employee director for his or her services as a director and for services on board committees for the year ended December 31, 2008, and that we will pay our non-employee directors during the year ending December 31, 2009. Our Board decided not to increase the cash fees payable to directors for their services for 2009.

Amount of Fee
Type of Fee	2008 and 2009

Annual Retainer (Board Services)(1)	$20,800
In-Person Board Meetings	1,025
Telephone Board Meetings	525
Annual Retainer (Committee Services)(1)	4,100
Annual Committee Chair Retainer(1)	4,100
In-Person Committee Meetings	525
Telephone Committee Meetings	250

(1)	We pay annual retainers for board, committee and committee chair services in equal quarterly installments.

In 2009 and for future years, we intend to grant to each non-employee director non-qualified stock options exercisable for shares of our common stock on the date of each regular annual stockholders meeting if such director is elected at such meeting to serve as a non-employee director or continues to serve as a non-employee director using a formula that provides for awards with an economic value, calculated in the same manner as described for the named executive officers in “Long-Term Equity Incentive Compensation” later in this proxy statement, equal to a percentage of the expected cash payments to be made to such non-employee director in the form of the annual retainer and attendance fees, assuming the director attends all board meetings and the meetings of committees for which he or she is a member, during such year. We expect to make grants of stock options (1) to each continuing and re-elected director coincident with each annual stockholders meeting having a target economic value that is 100% of the expected cash payments to be made during the calendar year and (2) to each newly elected director having a target economic value equal to 200% of the expected cash payments to be made during the calendar year. All directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings and associated with board or board committee responsibilities.

On an annual basis, the compensation committee reviews the payments we make to directors for serving on our board and the board’s committees and recommends proposed changes to our board for approval. From time to time, the committee collects and reviews information about director compensation for comparably-sized public companies. In determining the board fees for 2009, the committee reviewed and considered information provided by Hewitt Associates. For 2009, the committee recommended not increasing the director fees consistent with our policy of maintaining salary levels for employees due to the general economic environment.

From time to time, the compensation committee may consider and propose special consulting arrangements or other fees for directors for our board’s approval. No director receives, or received in 2008, any payments or equity awards in compensation for his services as a director or on a committee other than as set forth above.

Director Independence

We have a policy that our Board consists of a majority of outside directors who are independent and that our audit, compensation and nominating and corporate governance committees consist solely of independent directors. A director is “independent” if our board, as a whole, affirmatively determines that the director has no material relationship with us (or our consolidated subsidiaries) either directly or as a partner, shareholder or officer of an organization that has a relationship with us (or our consolidated subsidiaries). In determining whether a relationship is material and thus whether a director is independent, our board uses the “independence” tests set forth in Section 303A.02 of the New York Stock Exchange’s Listing Company Manual. In addition, our Board also has adopted specific independence guidelines that conform to, or augment, the independence tests prescribed by the New York Stock Exchange. Under these guidelines, a director will not be independent if, within the last three years:

•	Employment Relationship: A director is or has been an employee of Dolan Media Company, excluding employment as an interim chairman of the board or chief executive officer, or whose immediate family member is or has been an executive officer of Dolan Media Company.

•	Compensation: A director who received, or whose immediate family member received, more than $100,000 per year in direct compensation from us or any of our consolidated subsidiaries other than (1) director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent on continued service), (2) compensation received by a director for service as an interim chairman of the board or chief executive officer; and (3) compensation received by an immediate family member of the director for service as a non-executive employee.

•	Relationships with Auditors: A director is or has been affiliated with or employed by, or a member of a director’s immediate family is or has been affiliated with or employed in a professional capacity by our (or our consolidated subsidiaries’) present or former internal or external auditor.

•	Compensation Committee Relationships: A director, or a member of the director’s immediate family, is or has been employed as an executive officer of another company where one of our (or of our consolidated subsidiaries’) executive officers serves on that company’s compensation committee.

•	Business Relationships: A director is or has been a director, an executive officer or an employee, or a member of a director’s immediate family is or has been a director or executive officer, of a company (including customers or suppliers) that has made payments to, or has received payments from, us (or any of our consolidated subsidiaries) for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million and 2% of our or the director’s company’s consolidated gross revenues.

•	Charitable Relationships: A director, or a member of a director’s immediate family, is or has been a director or an executive officer of a charitable organization that receives payments from us (or any of its consolidated subsidiaries) in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of our or the director’s charitable organization’s consolidated gross revenues.

•	Debt Arrangements: A director, or a member of a director’s immediate family, is or has been indebted to us (or any of our consolidated subsidiaries) in an amount that at any time exceeds $100,000 or such indebtedness is not on arm’s-length terms.

•	Advisor Relationships: A director, or a member of a director’s immediate family, is a principal of a law firm, an investment banking firm, a financial advisory firm or a consulting firm that performs services for us (or any of our consolidated subsidiaries), and payments made by us (or any of our consolidated subsidiaries) to the firm in any single year exceed the greater of $1 million or 1% of our or the firm’s consolidated gross revenues.

These independence guidelines are part of our corporate governance guidelines, which are available under Corporate Governance in the Investor Relations section of our web site at www.dolanmedia.com. For purposes of the New York Stock Exchange’s independence tests and our independence guidelines, an immediate family member is a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the person’s home. In addition to applying the NYSE independence tests and our independence guidelines, the board considers all relevant facts and circumstances, considers the issue from the standpoint of both the director and person or organization affiliated with the director.

Members of our audit committee will not be considered independent if the member directly or indirectly accepts any consulting, advisory or other compensation fee from us (or any of our consolidated subsidiaries), other than compensation as a director or a member of our board’s committees, or is an affiliated person of us (or any of our consolidated subsidiaries). A director is an affiliated person if the director directly or indirectly controls, is controlled by, or is under common control with us (or any of our consolidated subsidiaries), including an executive officer, employee, general partner or managing member of the affiliated person. A director will not be deemed to be in control of us (or one of our consolidated subsidiaries) if the director does not beneficially own more than 10% of our common stock and is not an executive officer of us or our consolidated subsidiary.

In accordance with these guidelines, our Board undertook its annual review of director independence at the regularly scheduled board meeting following our 2008 annual meeting, except with respect to Mr. Kingsbury and Ms. Rich Fine whose independence our Board determined prior to their appointments. During this review, our Board considered transactions and relationships between each director or any member of his or her immediate family and us and our consolidated subsidiaries. For example, the Board reviewed amounts we did not deduct from Mr. Bergstrom’s cash fees for provision of medical insurance under our plan, which we do not also provide to the other directors (See “Director’s Compensation” earlier in this proxy statement). Our Board also considered whether there were any transactions or relationships between directors or any member of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). For example, the Board also reviewed relationships between Messrs. Bergstrom, Christianson and Dolan, who also serve on the board of directors of Peoples Educational Holdings, Inc. (NASDAQ: PEDH) together.

Based on this review, our Board determined that no such transactions or relationships existed or they were immaterial, including the fact that Messrs. Dolan, Bergstrom and Christianson serve on another board together, because they did not approach the thresholds set forth in either the New York Stock Exchange’s independence tests or our independence guidelines.

In addition to the foregoing, several of our directors were designated to our Board pursuant to the rights of stockholders under an amended and restated stockholders agreement dated September 1, 2004. These directors were Messrs. Christianson, Dolan, Massicotte and Rossi. The rights of the stockholders who designated these directors terminated upon the consummation of our initial public offering.

As a result of this review, our board has affirmatively determined that each of our non-employee directors are independent. The board has also determined that no members of the audit committee received any compensation from us other than directors’ fees for the last three years. James P. Dolan is considered an inside director because of his employment as our chairman, chief executive officer and president.

Director Nominations

Our nominating and corporate governance committee is responsible for conducting searches and identifying, reviewing and evaluating candidates for election to our board. In addition to identifying their own candidates, the committee also considers candidates suggested by stockholders. If you are interested in recommending a person to the nominating and corporate governance committee to serve as a director of our company, you must notify the corporate secretary in writing no later than December 16, 2009. Your recommendation should include biographical information about your proposed candidate as well as the supporting information required by our bylaws and our corporate governance guidelines. In December 2008, we amended our bylaws to require that you disclose the following additional information: (1) information regarding any stockholder associated with you; (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into; and (3) a description of any agreement, arrangement or understanding that your proposed candidate is or intends to become a party to with respect to how your proposed candidate, if elected, will act or vote on any issue coming before our Board or pursuant to which another person will compensate or indemnify your proposed candidate, if elected, for his or her service as our director.

The nominating and corporate governance committee will review and evaluate your proposed candidate, along with any potential candidates the committee has identified through its candidate searches. Provided that you have timely submitted your candidate in accordance with our bylaws, as amended, the committee will give appropriate consideration to your candidate as it does to our other candidates. If an incumbent director has consented to re-nomination and that director continues to be qualified and has satisfactorily performed his duties and no reason otherwise exists as to why this director should not stand for re-election, the committee’s policy is to propose the incumbent director to our board for re-election. After evaluating all the candidates, the committee will recommend candidates to our board to be included as our board’s nominees for our next annual meeting. The committee makes its recommendations based upon the director criteria described in our corporate governance guidelines. Our guidelines require that our directors possess the highest personal and professional ethics; have sufficient time to carry out their duties and responsibilities effectively; and be committed to serving on our board for an extended period of time. In addition, the nominating and corporate governance committee considers the candidate’s experience, business skills, judgment and the existence of conflicts of interest between the candidate and us.

Our bylaws are available on the SEC’s web site (www.sec.gov) as Exhibit 3.2 to our current report on Form 8-K filed with the SEC on December 18, 2008. Our corporate governance guidelines are available in the Corporate Governance section of our web site under Investor Relations at www.dolanmedia.com. You may also request copies of the bylaws and corporate governance guidelines by sending a written request to our corporate secretary. Please refer to “Communications with the Company and our Board” below for information about how to request information from our corporate secretary and the address for sending your candidates for consideration by our nominating and corporate governance committee.

Alternatively, if you intend to attend the annual meeting in person and would like to nominate a candidate for election by the stockholders at that meeting (in cases where our board does not intended to nominate your candidate or you have not requested that the nominating and corporate governance committee consider your candidate for inclusion in our board’s slate of nominees), you must comply with the procedures set forth in our bylaws and corporate governance guidelines regarding submission of stockholder proposals. See “Requirements for Submission of Stockholder Proposals” below for information about these procedures.

Requirements for Submission of Stockholder Proposals

If you intend to bring business appropriate for stockholder action at our next annual meeting and intend to have your stockholder proposal (other than a nominee for election to our Board) considered for inclusion in our proxy materials, our corporate secretary must receive your stockholder proposal no later than 5:00 p.m. central time, December 16, 2009. You should send your proposals by registered, certified or express mail, courier, electronic mail or other means that allow you to determine when we received the notice and/or proposal, addressed to the corporate secretary at the address set forth in “Communications with the Company and our Board” below. Your proposal must contain the information required by our bylaws, including the following information: (1) information regarding any stockholder associated with you; and (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into. In addition, you must also comply with Rule 14a-8 of the Securities Exchange Act and other applicable SEC rules regarding the inclusion of your proposal in company-sponsored proxy materials. The advance notice requirements and the procedures set forth in our bylaws are the exclusive means for you to propose business to be heard at our stockholders meetings.

If you intend to present a proposal at the next annual meeting, but do not intend to have it included in our proxy materials, you must still comply with the advance notice and other requirements set forth in our bylaws. The bylaws require, among other things, that you give written notice of proposals to our corporate secretary no sooner than December 16, 2009, and no later than February 12, 2010. The written notice must contain the information required by our bylaws, including 1) information regarding any stockholder associated with you; and (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into. If you are nominating a person to be considered as a director, the written notice must also include the supporting information required by our corporate governance guidelines, as well as a description of any agreement, arrangement or understanding that your proposed candidate is or intends to become a party to with respect to how your proposed candidate, if elected, will act or vote on any issue coming before our Board or pursuant to which another person will compensate or indemnify your proposed candidate, if elected, for his or her service as our director.

If our corporate secretary receives your proposal after the deadlines set forth above, your proposal will not be acted upon at our 2010 annual meeting, and, if applicable, will not be included in our proxy materials for such meeting.

Communications with the Company and our Board

If you would like to communicate with a member of the board of directors, you may send a letter or an email to our board of directors addressed as follows:

By mail or courier:	Dolan Media Company Board of Directors Attn: Corporate Secretary 222 South Ninth Street Suite 2300 Minneapolis, MN 55402

By email:	secretary@dolanmedia.com Subject Line: Communication for Board of Directors

Please include the following information in your communication to our board: (1) your address, telephone number and email address (if you have one); (2) if you are a stockholder, a statement of the type and amount of securities you own; (3) if you are not a stockholder, the nature of your interest in us; and (4) any special interest you may have in the subject matter of your communication to our board.

Our corporate secretary reviews all correspondence to our board and regularly forwards to our board a summary of correspondence or copies of correspondence that relates to the functions of our board or its committees. These matters include communications regarding governance matters or potential accounting, control or auditing concerns. Our corporate secretary will not forward other communications to our board; however, our corporate secretary may, from time to time, update the chairman of our board with a brief description of communications received, but not forwarded to our board.

To request copies of our corporate governance documents, including our committee charters, or to otherwise communicate with our corporate secretary, please send a written request to our corporate secretary at our principal executive offices, 222 South Ninth Street, Suite 2300, Minneapolis, MN 55402 or by email to secretary@dolanmedia.com.

PROPOSALS

Proposal I — Election of Directors

Our Board of Directors currently consists of seven directors, divided into three classes as follows: Class 1 (2 directors), Class II (2 directors) and Class III (3 directors). Members in each class will be elected to serve for three year terms.

Our Board has nominated Anton J. Christianson and Jacques Massicotte for re-election to the board of directors to serve until the 2012 annual meeting and until his respective successor is elected and qualified, subject to his earlier death, resignation, retirement or removal. Both Messrs. Christianson and Massicotte are currently independent directors and were previously designated as a director by one of our former stockholders, Cherry Tree Investment, Inc. and Caisse de depot et placement du Quebec, respectively, pursuant to the terms of an amended and restated stockholder agreement that the senior stockholders and other stockholders entered into with us. This stockholders agreement terminated upon the consummation of our initial public offering on August 7, 2007.

Both Messrs. Christianson and Massicotte have consented to their respective nominations in this proxy statement and each has indicated that he is willing to serve as a director, if elected. If either Messrs. Christianson or Massicotte becomes unable or declines to serve before the election at our annual meeting, the proxies may vote any shares represented by proxy that are voted in favor of Messrs. Christianson and Massicotte for a substitute nominee the board has designated unless our board has decided to leave the director position vacant or reduce the size of our board.

Our bylaws require a plurality of the votes of the shares represented in person or by proxy at the annual meeting and entitled to vote to elect a nominee for director.

Nominees for Director for Three-Year Term Ending at 2012 Annual Meeting

(Class II Directors)

Anton J. Christianson, age 56, has served as our director since July 2003, and also served as a director of our predecessor company from its inception in 1992 to July 2003. Since October 1980, Mr. Christianson has served as the chairman and managing partner of Cherry Tree Companies, a Minnetonka, Minnesota-based firm involved in investment management and investment banking. Affiliates of Cherry Tree Companies act as the general partner of Adam Smith Fund, LLC and Adam Smith Growth Partners, L.P. Mr. Christianson also serves as a director of each of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher; AmeriPride Services, Inc., a provider of customized apparel for companies; Titan Machinery, Inc. (NASDAQ: TITN), a provider of new and used farm and construction equipment; and Cherry Tree Acquisition Corp. (proposed AMEX: SXR), a special purpose acquisition company.

Jacques Massicotte, age 55, has served as our director since December 2006. Since September 2006, Mr. Massicotte has worked as an independent media consultant. From March 2004 through August 2006, Mr. Massicotte pursued personal interests. From December 2000 through February 2004, Mr. Massicotte served as managing director, investment banking of TD Securities Inc., a Canadian investment banking firm. From 1986 to 2000, Mr. Massicotte served as a financial analyst, covering the Canadian media and communications sectors with Newcrest Capital (1995-2000), RBC Dominion Securities (1994-1995) and Nesbitt Thomson (1986-1994). Mr. Massicotte has a certified financial analyst designation.

The Board of Directors unanimously recommends a vote FOR the election of Anton J. Christianson and Jacques Massicotte as Class II directors.

Directors Continuing in Office

Class III Directors (Term ends in 2010)

John C. Bergstrom, age 48, has served as our director since July 2003, and also served as a director of our predecessor company from its inception in 1992 to July 2003. Mr. Bergstrom has served as a partner with

RiverPoint Investments, a St. Paul, Minnesota-based business and financial advisory firm since June 1995. Prior to that time, Mr. Bergstrom was employed by Cherry Tree Investments. Mr. Bergstrom is also a director of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher; Cherry Tree Acquisition Corp. (proposed AMEX: SXR), a special purpose acquisition company; Instrumental, Inc., a provider of technology services to the government sector; Tecmark, Inc., a provider of business services focused on loyalty marketing programs; JobDig, Inc., a provider of employment advertising services; Great River Communications, Inc., a broadband operator; IDLoyalty, LLC, a marketing information company; and Creative Publishing Solutions, a specialty marketing publisher.

James P. Dolan, age 59, has served as our president, chief executive officer and chairman of the board since July 2003, and as president, chief executive officer and chairman of the board of our predecessor company from 1992 to July 2003. From January 1989 to January 1993, Mr. Dolan served first as managing director, and then executive vice president, of the Jordan Group, New York City, an investment bank specializing in media. He has previously held executive positions with Kummerfeld Associates, Inc., a media mergers and acquisitions advisory firm in New York and Chicago; News Corporation in New York and San Antonio; Sun-Times Company in Chicago; and Centel Corp. in Chicago, and also was an award-winning reporter and editor at newspapers in Texas. Mr. Dolan is currently a director of each of Advisor Media, Inc., a magazine and conference company; Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher; and The Greenspring Companies, the for-profit arm of Minnesota Public Radio, where he also serves as chairman of the board.

George Rossi, age 56, has served as our director since April 2005. Since 1985, Mr. Rossi has provided independent consulting services to Capital NDSL, Inc., a Montréal-based investment company. Mr. Rossi also regularly provides independent consulting services to Radio Nord Communications, a Montréal-based media company. From October 2000 through May 2002, Mr. Rossi served as senior vice president and chief financial officer, and from June 2002 through July 2003, as interim president, of Cinar Corporation, a Montréal-based children’s entertainment company. From January 1983 through September 2000, Mr. Rossi served as chief financial officer and treasurer of Radiomutuel, a Montréal-based public media company. Mr. Rossi currently serves as a director of Student Transportation of America (TSE: STB.UN), a New Jersey-based provider of school bus transportation in the United States; Kangaroo Media (TSE: KTV), a Montréal-based manufacturer and distributor of portable multimedia devices; and Radio Nord Communications, a Montréal-based media company, and serves on the investment valuation committee of Investissement Desjardins, a Montréal-based fund. Mr. Rossi is a chartered accountant.

Class I Directors (Term ends in 2011)

Arthur F. Kingsbury, age 60, has served as our director since June 2008. Mr. Kingsbury has over thirty-five years of business and financial experience in the media and communications sectors and is currently a private investor. His experience includes financial, senior executive and director positions at companies engaged in publishing, internet research, radio broadcasting, cable television, and cellular telephone communications. Specific positions included President and Chief Operating Officer of VNU-USA, Inc., Vice Chairman and Chief Operating Officer of BPI Communications, Inc., and Chief Financial Officer of Affiliated Publications, Inc. Mr. Kingsbury also serves on the board of HSW International, Inc. (NASDAQ: HSWI) and Solera Holdings, Inc. (NYSE: SLH) and has previously served as a director on the boards of three other former public companies, NetRatings, Inc., Affiliated Publications, Inc., and McCaw Cellular Communications, Inc.

Lauren Rich Fine, age 49, has served as our director since July 2008. Ms. Rich Fine is the Director of Research for ContentNext Media, Inc., an organization focused on media related newsletters and conferences. She also serves as a practitioner in residence at Kent State University’s College of Communication and Information, where she teaches and is helping the school develop its curricula to serve the changing media landscape. She recently completed a term on the advisory board of the Poynter Institute, a school for journalists. Previously, Ms. Rich Fine was managing director at Merrill Lynch & Co. in the Economics & Securities Research Division covering the publishing, information, advertising and online industries. During her 19-year equity research career at Merrill Lynch, Ms. Rich Fine was a ranked member of the Institutional

Investor All-American Research Team for 14 years, holding the number one position for 11 years. She has a master’s degree in business administration from New York University’s Stern School of Management and a bachelor of arts degree in psychology and economics from Tufts University.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed McGladrey & Pullen, LLP, certified public accountants and independent registered public accounting firm, as Dolan Media Company’s independent registered public accounting firm for the year ending December 31, 2009. Our audit committee has engaged McGladrey & Pullen, LLP as our independent registered accounting firm since 2003. Although it is not required by our audit committee’s charter or Delaware law, the audit committee is submitting the selection of McGladrey & Pullen, LLP for stockholders’ ratification at the annual meeting because we believe it is a good corporate practice. If the stockholders do not ratify the committee’s selection of McGladrey & Pullen, LLP, the committee will reconsider its decision, but will not be required to change its decision to appoint McGladrey & Pullen, LLP as the company’s independent registered public accounting firm. Even if our stockholders’ ratify this appointment, our audit committee may change this appointment at any time during the year if it determines that a change would be in our or our stockholders’ best interests.

We expect representatives of McGladrey & Pullen, LLP to be present at the annual meeting. They will have an opportunity to make a statement to the stockholders if they desire and you will have an opportunity to ask them appropriate questions.

The board of directors unanimously recommends a vote FOR ratification of this appointment.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors of Dolan Media Company has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2008, with the company’s management, which has primary responsibility for the financial statements. The committee has discussed with the company’s independent registered public accounting firm, McGladrey & Pullen, LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. Further, the committee has received the written disclosures and the letter from the company’s independent registered public accounting firm required by Rule 3526 of the Public Accounting Oversight Board “Communication with Audit Committees Concerning Independence,” and the committee has discussed with the Company’s registered public accounting firm the independence of McGladrey & Pullen, LLP.

Based upon the review and discussions described above, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements be included in its annual report on Form 10-K for the year ended December 31, 2008, for filing with the U.S. Securities and Exchange Commission.

Submitted by the Audit Committee

George Rossi, chair
Anton J. Christianson
Jacques Massicotte

AUDIT COMMITTEE MATTERS

Fees of the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by McGladrey & Pullen, LLP for the audit of our consolidated financial statements for the years ended December 31, 2008, and 2007, and fees billed for other services rendered by McGladrey & Pullen, LLP during those periods.

Audit and Non-Audit Fees

	2008	2007
	($ in thousands)

Audit Fees:(1)	$999	$1,479
Audit Related Fees:(2)	276	85
Tax Fees:(3)	—	—
All Other Fees:	—	—

Total:	1,275	$1,564

(1)	In both 2008 and 2007, audit fees consisted of audit work and review services for our subsidiaries and us and other services only an independent registered public accounting firm can provide, including review of our quarterly and annual reports and other documents filed with the U.S. Securities and Exchange Commission. In 2008, audit fees also included approximately $343,400 in fees related to the audit of the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. In 2007, audit fees also included fees of approximately $914,441 in connection with our initial public offering, which included audits of the historical financial statements of our significant subsidiaries.

(2)	This category relates to all fees for assurance and related services that are reasonably related to the performance of our audit, including the audit of our employee benefit plan and audits of acquisition targets.

(3)	McGladrey & Pullen does not provide tax compliance, tax advice, tax planning or other tax related services to us. PriceWaterhouseCoopers LLP provides us with these services. In the years ended December 31, 2008, and 2007, we paid PriceWaterhouseCoopers LLP $424,300 and $166,450, respectively, in fees for tax related professional services. These services consisted mainly of services in preparing our federal and state tax returns in 2008 and 2007, as well as other tax planning for our subsidiaries.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

As described earlier in this proxy statement, our audit committee is responsible for appointing and overseeing the work of McGladrey & Pullen, LLP, our independent registered public accounting firm, and has established the following procedures for the pre-approval of all audit, audit-related, and other permissible services that McGladrey & Pullen, LLP provides to us. At this time, McGladrey & Pullen, LLP does not provide any tax services to us.

Prior to or during the first quarter of each fiscal year, the committee determines the type of audit, audit-related, and other permissible services that it expects McGladrey & Pullen, LLP will provide to us during that year. McGladrey & Pullen, LLP then provides the audit committee with detailed information regarding the specific services in those categories and the proposed fee structure for the fiscal year. After reviewing the information McGladrey & Pullen, LLP provides, the committee will pre-approve those services up to a specific fee level for that fiscal year. All other services that McGladrey & Pullen, LLP expects to provide or that exceed the pre-approved fee level require separate pre-approval from the committee. McGladrey & Pullen, LLP and our chief financial officer, Mr. Pollei, submit joint requests to our audit committee for approval of services requiring the separate pre-approval of our audit committee. These requests include a joint statement, describing whether, in their view, the request is consistent with the SEC’s rules on auditor independence.

The policy authorizes our audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services. During the year ended December 31, 2008 and for the fiscal year 2009, our audit committee has delegated its pre-approval authority to its chair, Mr. Rossi. He must report any pre-approval decisions to the audit committee at its next scheduled meeting.

Our audit committee pre-approved all audit and permissible non-audit related services that McGladrey & Pullen, LLP provided to us during the year ended December 31, 2008 in accordance with this pre-approval policy. Our audit committee further concluded that McGladrey & Pullen, LLP could provide these services to us and still maintain their independence. You may review our audit committee’s pre-approval policy in the Corporate Governance section under Investor Relations on our web site at www.dolanmedia.com or by requesting a copy in writing from our corporate secretary. See “Communications with the Company and the Board” in this proxy statement for our corporate secretary’s mailing and email addresses.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their age as of the date of this proxy statement.

Name	Age	Position

James P. Dolan	59	Chairman of the Board, Chief Executive Officer and President
Scott J. Pollei	48	Executive Vice President and Chief Financial Officer
Mark W.C. Stodder	49	Executive Vice President — Business Information
David A. Trott	48	Chairman and Chief Executive Officer, American Processing Company
Mark Baumbach	54	Vice President — Technology
Vicki J. Duncomb	52	Vice President — Finance and Corporate Secretary

You should refer to “Directors Continuing in Office” earlier in this proxy statement for biographical information about our chairman, chief executive officer and president, James P. Dolan. Biographical information for our other executive officers is set forth below.

Scott J. Pollei has served as our executive vice president and chief financial officer since December 2001. From January 1994 to December 2001, Mr. Pollei served as our vice president of finance. Prior to 1994, Mr. Pollei was a senior manager at KPMG LLP. Mr. Pollei is an inactive certified public accountant.

Mark W.C. Stodder has served as our executive vice president — business information since February 2005. Prior to serving in this capacity, Mr. Stodder served as our vice president, Newspapers, from January 2004 to February 2005; as our chair, Circulation Marketing Board, from May 2001 to January 2004; and as our vice president and publisher, Daily Reporter Publishing Company in Milwaukee, from March 1994 to January 2004. Prior to joining Dolan Media Company, Mr. Stodder held news reporting, editing and executive positions with community newspapers in Los Angeles and Colorado. Mr. Stodder is active in a number of newspaper, media and legislative associations. He is a director of DLNP and the National Newspaper Association, and is the president of the Public Notice Resource Center, a non-profit foundation which tracks and studies public notice legislation across the country. He is a past president of American Court and Commercial Newspapers, Inc.

David A. Trott has served as the president of APC since March 2006 and chairman and chief executive officer of APC since September 2008. In addition, since January 1992, Mr. Trott has served as the managing attorney of Trott & Trott, P.C., a law firm located in Farmington Hills, Michigan, of which he is the majority shareholder, and the president of Attorneys Title Agency, LLC, a title agency located in Southfield, Michigan. Mr. Trott has also previously served as president of the Michigan Mortgage Bankers Association and the U.S. Foreclosure Network, one of the largest organizations of foreclosure attorneys in the United States.

Mark Baumbach has served as our vice president — technology since September 2001. From 1992 through 2001, Mr. Baumbach worked as a management consultant and software engineer for Born Information Services, where he was also involved in acquisition due diligence and integration, corporate development and new venture and branch development. Prior to Born Information Services, Mr. Baumbach worked as a technology management consultant with Deloitte & Touche USA LLP, as a software analyst for Honeywell and as an investment banker for Allison Williams and U.S. Bancorp.

Vicki J. Duncomb has served as our vice president — finance since July 2006 and as our corporate secretary since April 2007. From February 2000 through March 2006, Ms. Duncomb served as the director of finance and operations for The McGraw-Hill Companies Healthcare Information Group, an Edina, Minnesota-based educational and professional healthcare information provider.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation committee of our board of directors, or for purposes of this compensation discussion and analysis, the committee, has responsibility for establishing, implementing and administering our executive compensation program. In this section, we discuss certain aspects of our executive compensation program as it relates to James P. Dolan, our chairman, chief executive officer and president; Scott J. Pollei, our executive vice president and chief financial officer; and our three other most highly-compensated executive officers in 2008 (Mark W.C. Stodder, executive vice president, Business Information Division; David A. Trott, chairman and chief executive officer of APC; and Mark Baumbach, vice president–technology). We refer to these five individuals as our “named executive officers.”

Compensation Philosophy and Objectives

The committee’s primary objectives with respect to executive compensation are to (1) attract, motivate and retain talented and dedicated executive officers, (2) tie annual and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, (3) compensate our executives at levels comparable to executives at similar companies to remain competitive in our recruiting, and (4) align the interests of our executives with the long-term interests of our stockholders through award opportunities that will result in the ownership of our common stock. To achieve these objectives, the committee has designed and implemented an executive compensation program for the named executive officers consisting of a mix of the following items:

•	base salary;

•	performance-based short-term cash incentive compensation;

•	long-term equity incentive compensation;

•	perquisites and other benefits; and

•	severance and change in control benefits.

History

Since 2006, our compensation committee has engaged Hewitt Associates, a human resources consulting firm, to advise the committee and assist us in ensuring that our compensation plans are consistent with our strategic and financial goals. In 2006 and again in 2008, as a part of this process, Hewitt, in consultation with the committee, developed a peer group for compensation purposes composed of companies with similar revenues and in industries with respect to which we believe we compete for executive talent. The peer group that was developed consisted of public companies that are generally in the business information, business process outsourcing, business services or publishing industries.

Hewitt delivered the most recent version of this study to the committee in writing as well by presentation at the committee’s meeting held on October 29, 2008. The 2008 Hewitt study consisted of the following peer group companies: Advent Software Inc., Amrep Corporation, Bottomline Technologies Inc., Concur Technologies, Inc., The Corporate Executive Board Co., CoStar Group, Inc., Courier Corp, CyberSource Corp., Digital River, Inc., Epiq Systems Inc., FactSet Research Systems Inc., infoGroup Inc., Interactive Data Corp., Jupitermedia Corp., Marchex Inc., Morningstar, Inc., NIC Inc., Online Resources Corp., Primedia, Inc., Skillsoft Plc. and Value Line, Inc. The peer group study examined the most recently available stockholder meeting proxy information, which for the 2008 study was generally from the 2008 annual stockholders meeting and therefore included 2007 fiscal year compensation information for each of the peer companies. According to Hewitt, the total revenues of companies within the competitive peer group ranged from $83 million to $749 million with a median revenue of $206 million, compared to our actual total revenues of approximately $152 million and $190 million in 2007 and 2008, respectively, and compared to our

$239.4 million in revenues for the 2008 year on a pro forma basis. See Note 2 to our audited consolidated financial statements for the year ended December 31, 2008 included in our annual report to stockholders.

The committee has carefully considered Hewitt’s analyses of the peer group compensation information in establishing our executive compensation programs for each fiscal year. In general, the committee intends to establish total compensation packages for our named executive officers at or near the 50th percentile level for total compensation paid to executives in similar positions and with similar responsibilities at companies in our peer group, which was the case for both the 2008 and 2009 compensation described below. The allocation of total compensation for each named executive officer among base salary, short-term cash incentive, long-term equity-based incentive and other non-cash benefit components was based, in part, on a review of the results of the Hewitt study, with the objective of providing a significant portion of total compensation in the form of performance-based compensation.

Compensation Components

Base Salary

Base salary is intended to reflect the executive’s skill level, knowledge base and performance record, and takes into account competitive market compensation paid by companies in our peer group for similar positions. The committee reviews the base salaries of our named executive officers on an annual basis, and adjusts base salaries from time to time to realign salaries with market levels, taking into account individual responsibilities, performance and experience, and to comply with the requirements in any applicable employment agreements. The committee approves the base salary of our president and chief executive officer, and, with input from our chief executive officer, the base salary for each executive officer below the chief executive officer level.

For the year ended December 31, 2008, the committee established base salaries based on a combination of the Hewitt study information, individual performance evaluations, changes in the cost of living in the area where the executive resides, as well as any requirements of employment agreements between the Company and the executives. The committee noted that a part of the consideration for determining Mr. Trott’s base salary level is the fact that he splits his time between APC and his law firm, Trott & Trott. The increase in base salaries for all five of our named executive officers between 2007 and 2008 was 3.5%. It was noted that salaries are set forth in the employment agreements for Messrs. Dolan, Pollei, Stodder and Trott and, except in the case of Trott, will, at a minimum, increase each year at a rate based on a change in the consumer price index specified in these employment agreements. See “Executive Compensation — Employment Agreements” for further information regarding the matters set forth above.

In January 2009, the committee established the base salaries for each of the named executives for the year ended December 31, 2009. Consistent with an overall decision by the company to maintain 2008 salary levels due to the general economic environment, the committee did not increase the named executives’ base salaries for 2009. Further, Messrs. Dolan, Pollei and Stodder, who each have employment agreements with automatic increases to their base salaries, executed waivers of their contractual increases. The table below sets forth the base salary for 2009 of each of the named executives.

Executive Officer	2009 Base Salary

James P. Dolan	$479,000
Scott J. Pollei	264,000
Mark W.C. Stodder	232,800
David A. Trott	269,000
Mark E. Baumbach	217,400

Performance-Based Short-Term Cash Incentives

In June 2007, our board of directors adopted, and in July 2007 our stockholders approved, an amended and restated incentive compensation plan that, among other things, includes a cash short-term incentive program. This cash short-term incentive program constitutes a non-equity incentive compensation plan. Through this short-term incentive program, we provide short-term cash incentives to our named executive officers on an annual basis. For the year ended December 31, 2008, the committee established these short-term incentive payouts that constituted non-equity incentive plan compensation to our named executive officers primarily based on targeted levels of our adjusted EBITDA as well as on certain individual objectives. For the year ending December 31, 2009, the committee has established short-term incentive payouts to our named executive officers based on targeted levels of our adjusted EBITDA, cash earnings per diluted share and, with respect to Mr. Baumbach only, objectives related to the operation of the company’s information technology department and related initiatives.

We define adjusted EBITDA as net income (loss) (1) before (a) non-cash interest expense related to redeemable preferred stock; (b) interest expense, net; (c) income tax expense; (d) depreciation and amortization; (e) non-cash compensation expense; (f) minority interest in net income of subsidiary; and (g) non-recurring income and/or expense; and (2) after minority interest distributions paid. We define cash earnings as our net income (loss) before (a) non-cash interest expense related to redeemable preferred stock; (b) non-cash interest expense related to change in fair value of interest rate swaps; (c) amortization; and (d) an adjustment to income tax expense related to these reconciling items. We define the cash earnings per diluted share measure as cash earnings divided by the weighted average number of diluted common shares outstanding over the period measured. The committee believes that adjusted EBITDA and cash earnings per diluted share are more appropriate measures than EBITDA, earnings per share and other similar GAAP financial metrics because they are the same primary metrics being used by our management, board of directors and stockholders to evaluate our financial performance.

We have grown in large part through acquisitions, many of which were financed with debt. These acquisitions have generally resulted in relatively significant levels of interest expense due to increased debt service obligations and amortization expense due to the amortization of acquired finite-lived intangibles. The committee believes that the combination of increased interest expense and amortization expense renders our accounting profits or losses less meaningful as a measure of success of our business operations than EBITDA or adjusted EBITDA, which the committee believes also serve as a proxy for operational cash flow. The committee expects that we will continue to identify and evaluate potential acquisition opportunities and, accordingly, the committee and our board of directors has established a rigorous process of amending adjusted EBITDA targets during the fiscal year to account for acquisitions.

We also believe cash earnings per diluted share provides a meaningful measure of our cash earnings on a per share basis, after both interest and taxes, which are generally paid in cash, but before amortization expense which is a non-cash charge. The committee believes that the combination of amortization expense and certain other non-cash charges related to preferred stock and interest rate swaps renders our accounting earnings per share less meaningful as a measure of success of our business operations than cash earnings per diluted share.

For these reasons, among others, we believe adjusted EBITDA, cash earnings and cash earnings per diluted share are important measures of our operating performance, and you should refer to the discussion of these items in our annual report on Form 10-K for fiscal year ended December 31, 2008, that we filed with the SEC on March 12, 2009.

Each of our named executive officers, except Mr. Trott, participated in our annual short-term incentive program for the year ended December 31, 2008, and for the year ending December 31, 2009, all of our named executive officers, including Mr. Trott, will participate in the short-term incentive program. We added Mr. Trott to our short-term incentive program because we determined it is best to align his incentives with the targeted results of the company and the APC business and with that of our other executive officers. The committee establishes the level of each named executive officer participating in this annual short-term incentive program as a targeted percentage of base salary. In addition, performance is scaled based on achieving results above or below targeted performance levels, providing an opportunity to earn more or less than the targeted incentive amount. For 2008, the targeted percentage of base salary and the expected short-term cash payment to each participating named executive officer, assuming that the performance targets were satisfied (but not overachieved) are described in the following table:

		Expected Cash
		Payout if
	Percentage of	Performance
Name	Base Salary	Targets Satisfied

James P. Dolan	60%	$287,400
Scott J. Pollei	50%	132,000
Mark W.C. Stodder	50%	116,400
Mark E. Baumbach	50%	108,700

The committee sets the performance targets, which our named executive officers must achieve to earn a short-term cash incentive payment. For 2008, Messrs. Dolan and Pollei would receive their target short-term incentive payout if we achieved our targeted adjusted EBITDA, with scaling between 0% and 200% of the targeted payout based on under-performance or over-performance of this target. Mr. Stodder would receive his target short-term incentive payout if we achieved our targeted adjusted EBITDA for our Business Information Division, with scaling between 0% and 200% of the targeted payout based on under-performance or over-performance of this target. Mr. Baumbach would receive one-third of his target short-term incentive payout if we achieve adjusted EBITDA and two-thirds of his target short-term incentive payout based on information technology department budget conformance and other initiatives with scaling between 0% and 200% of that amount based on under-performance or over-performance of these performance targets. We developed our target adjusted EBITDA goals and technology-related goals during our annual financial planning process, when we assess our operations, the markets we serve and our competitors, and formulate internal financial projections. Our targeted adjusted EBITDA goals were adjusted by our committee to reflect acquisitions occurring during 2008. Our adjusted EBITDA targets for 2008 were established based on a careful examination of the prospects for the business and did represent a significant increase over the results of the prior year. Those targets were set with the objective of making it equally likely that actual results would exceed targets or that actual results would fall short of targets. We further note that, in the past two years, we paid our named executive officers at above the targets in 2007 and below the targets in 2008 under our short-term incentive program.

In 2008, we underachieved our adjusted EBITDA target, both on a company-basis and, in each of our Business Information Division and our Professional Services Division, although we exceeded the threshold levels at which incentive payments began to be paid and, therefore, incentives were paid at less than the target level. Messrs. Dolan, Pollei and Stodder earned, and were paid in the first quarter of 2009, $172,000, $79,000 and $105,000, respectively, for their short-term cash incentive. In addition to payment based on our targeted adjusted EBITDA, Mr. Baumbach satisfied his other performance targets for 2008. As a result, Mr. Baumbach earned, and was paid in the first quarter of 2008, $94,000 for his short-term cash incentive. Mr. Trott did not participate in our cash short-term incentive program in 2008; the committee did, however, pay a discretionary bonus in the amount of $60,000 for 2008 to reward Mr. Trott for APC’s financial performance during that year.

For 2009, the committee has established the target short-term incentive payouts for each of Messrs. Dolan, Pollei, Stodder, Trott and Baumbach. Mr. Dolan’s target short-term incentive payout is 60% of his base salary and is to be determined half on the company achieving our targeted cash earnings per diluted share and half on the company achieving our adjusted target EBITDA, with scaling between 0% and 200% based on under-performance or over-performance of each of these targets. Mr. Pollei’s target short-term incentive payout is 50% of his base salary and is to be determined half on us achieving our targeted cash earnings per diluted share and half on achieving our adjusted target EBITDA, with scaling between 0% and 200% based on under-performance or over-performance of each of these targets. Mr. Stodder’s target short-term incentive payout is 50% of his base salary and is to be determined two-thirds on us achieving our targeted adjusted EBITDA for the Business Information Division and one-third on us achieving our target cash earnings per diluted share, with scaling between 0% and 200% based on under-performance or over-performance of each of these targets. Mr. Trott’s target short-term incentive payout is 50% of his base salary and is to be determined two-thirds on us achieving our targeted adjusted EBITDA for the APC business and one-third on us achieving our target cash earnings per diluted share, with scaling between 0% and 200% based on under-performance or over-performance of each of these targets. Mr. Baumbach’s target short-term incentive payout is 50% of his base salary and is to be determined one third on the company achieving its target cash earnings per diluted share and two-thirds on achieving department spending objectives and on achieving department technology objectives, with scaling between 0% and 200% based on under-performance or over-performance of each of these targets. Similar to the process in the prior year, our adjusted EBITDA and cash earnings per diluted share targets for 2009 were established based on a careful examination of the prospects for the business and represent a significant increase over the results of the prior year. These targets were set with the objective of making it equally likely that actual results will exceed targets or that actual results will fall short of targets.

For more information about expected and earned payouts to the named executive officers under our short term incentive performance plan, please refer to the “Executive Compensation” and the “Grants under Non-Equity Incentive Plans” and “Summary Compensation” tables in that section of this proxy statement.

Long-Term Equity Incentive Compensation

The committee believes that long-term company performance will be improved through the development of an ownership culture that includes the use of stock-based awards as a part of our executive compensation program. Our incentive plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock awards to our executive officers, employees, consultants and non-employee board members.

In June 2007, we amended and restated our incentive compensation plan to increase the number of shares of our common stock authorized for issuance from 126,000 to 2,700,000. In early 2007, Hewitt was engaged to review our incentive plan and cash and non-cash incentives. After considering the results of the Hewitt study and in anticipation of our initial public offering and the public market expected to develop for our common stock, the committee determined that equity awards under the incentive plan should be made on an annual basis using a formula that provides for aggregate awards with an economic value equal to a designated percentage of each named executive officer’s base salary. The economic value of an award will be calculated based on certain assumptions determined by the compensation committee to be appropriate for compensation purposes, which may or may not be consistent with valuations determined for accounting purposes. In particular, the committee utilizes a value of its common stock based on a weighted average trading price for a period of time, while for accounting purposes the valuation of stock and options granted for compensation purposes is based exclusively on the value of stock as traded on the single date of the issuance of the stock or options. In addition, certain assumptions utilized in the Black-Scholes model for determining the value of stock options for compensation purposes are not the same as the assumptions used in the accounting version of that calculation.

The committee has determined that for 2008 and 2009 the value for long term equity awards issued to each named executive officer will have a targeted economic value of 110% of base salary for Mr. Dolan, 75% of base salary for Messrs. Pollei, Stodder and Trott, and 60% of base salary for Mr. Baumbach. The committee will continue to evaluate this targeted economic value for each named executive officer on an annual basis.

The annual grants we made on May 12, 2008, to our named executives officers were entirely in the form of non-qualified stock options and consisted of options to purchase: 85,954 shares granted to Mr. Dolan; 32,300 shares granted to Mr. Pollei; 28,483 shares granted to Mr. Stodder; 32,912 shares granted to Mr. Trott; and 21,279 shares granted to Mr. Baumbach. These stock options vest in four equal annual installments beginning on May 12, 2009, and have an exercise price of $16.52.

We expect that 2009 awards made under the incentive plan to the named executive officers as well as awards to other management employees may be either non-qualified stock options, restricted stock grants or a combination thereof. This will be determined after discussions with the named executive officers regarding the types of equity compensation that would incentivize them. See the Summary Compensation Table and the Grants under Equity Incentive Plans for more information about the stock options granted to our named executive officers under this plan in 2008. See “Executive Compensation — Incentive Compensation Plan” for further information regarding our incentive plan.

Perquisites and Other Benefits

The committee believes that it has taken a conservative approach to other elements of its compensation program relative to companies similarly situated to us. We provide our named executive officers with various perquisites and other personal benefits that are described below. The committee does not consider these benefits and perquisites when working to establish total compensation at or near the 50th percentile level of executives at companies in our competitive peer group.

401(k) Plan Contributions.  Our 401(k) retirement savings plan is a qualified defined contribution plan under which employees may make pre-tax contributions into the plan, up to certain specified annual limits. We also provide discretionary employer matching contributions. We provided in 2008, and provide in 2009, a discretionary employer matching contribution of 50% of the first 6% of employee contributions. For highly compensated employees, including the named executive officers, this match was capped at $6,900 for 2008 and is capped at $7,350 for 2009.

Medical and Dental Insurance.  We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. In 2008 for each of Messrs. Dolan, Stodder, and Baumbach, we withheld $4,301, $5,447 and $5,447, respectively, less than the amount withheld by us from our other employees for medical insurance. We do not self-insure for dental insurance; however, in 2008, we paid $535 on behalf of Messrs. Dolan, Stodder and Baumbach for dental insurance premiums. In 2008, we paid $28,360 to a third party provider on Mr. Trott’s behalf for medical insurance.

Club Memberships.  We pay club membership dues to a professional or social club for each of Messrs. Dolan and Pollei. We believe these club memberships serve to facilitate the named executive officers’ roles as our representatives in the local business communities that we serve.

Minneapolis Apartment and Commuting Expenses.  Mr. Stodder, who lives in Whitefish Bay, Wisconsin, receives a rent reimbursement for an apartment that we lease for him near our offices in Minneapolis. We also pay for Mr. Stodder’s flights between Minneapolis and his home in Whitefish Bay. In 2008, we reimbursed Mr. Stodder $9,440 for rent and paid $10,739 for such flights.

Parking Expenses.  In 2008, we paid $2,220 of parking expenses for each of Mr. Pollei and Mr. Baumbach because they drive to our headquarters in Minneapolis on a regular basis.

Home Office Expenses.  In 2008, we paid $1,584 for home Internet access for Mr. Dolan because Mr. Dolan and his spouse, who administers Dolan Media Newswires, use his home office on a regular basis for business purposes. This amount represents the portion of such payments attributable to personal use of the home office and Internet access, which we have assumed constitutes 25% of total use.

Severance Arrangements and Change in Control Plan

Severance Benefits.  The committee believes that severance arrangements for certain of our named executive officers will allow us to continue to attract, motivate and retain the best possible executive talent in a marketplace where such protections are commonly offered. In particular, severance benefits help ease the named executive officer’s burden if he is unexpectedly terminated by us for reasons other than cause. Accordingly, our employment agreements with each of Messrs. Dolan, Pollei, Stodder and Trott contain severance arrangements pursuant to which each such executive officer will receive severance benefits if their employment with us is terminated by us without cause or, with respect to Messrs Dolan, Pollei and Stodder only, if such named executive officer terminates his employment with us for good reason. See “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments Upon Termination or Change In Control” for further information regarding these severance benefits.

Change in Control Plan.  Our board of directors, upon the recommendation of the committee, has adopted an Executive Change of Control Plan that provides each of the named executive officers other than Mr. Trott with certain severance benefits in the event of termination of employment in connection with a qualified change of control event. The committee believes that this change in control plan will provide continuity and focus for these named executive officers in the event of a change in control of the company. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for further information regarding these severance benefits.

Policies Related to Compensation

Guidelines for Equity Awards

The committee and our board of directors have approved and adopted guidelines for equity awards, or guidelines. Among other things, the guidelines delineate the authority of our board of directors, the committee and our chief executive officer with respect to the grant of equity awards, specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us and provide procedures for grant information to be communicated to and tracked by our human resources and finance departments. The guidelines require that any stock options or stock appreciation rights have an exercise or strike price not less than the fair market value of our common stock on the date of the grant. See “Executive Compensation — Incentive Compensation — Administration of Plan” for more information regarding the approval of our equity awards by the committee, our board of directors or our chief executive officer.

Stock Ownership Guidelines

As of the date of this report, we have not established ownership guidelines for our executive officers or directors.

Compliance with 162(m) and 409A

We generally intend for our executive compensation program to comply with Internal Revenue Code Section 162(m) and Internal Revenue Code Section 409A. The committee currently intends for all compensation paid to the named executive officers to be tax deductible to us pursuant to Section 162(m) of the Code. Section 162(m) provides that compensation paid to the named executive officers, except our chief financial officer, Mr. Pollei, in excess of $1,000,000 cannot be deducted by us for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of independent directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. In the future the committee may determine to provide compensation, or to adopt a compensation program, that does not satisfy the conditions of Section 162(m) if, in its judgment, after considering the additional costs of not satisfying Section 162(m), such compensation or program is appropriate. During the year ended December 31, 2008, none of Messrs. Dolan, Stodder, Trott and Baumbach received non-performance compensation in excess of the Section 162(m) tax deduction limit.

Section 409A of the Code addresses certain nonqualified deferred compensation benefits payable to our executives and provides that, if such benefits do not comply with Section 409A, they will be taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, our executives are subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. In 2008, we amended the employment agreements of Messrs. Dolan, Pollei, Stodder and Trott, as well as our executive change in control plan, to comply with Section 409A.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors of Dolan Media Company has reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S-K and included in this proxy statement and incorporated by reference in the company’s annual report on Form 10-K filed with the SEC on March 12, 2009. Based on this review and these discussions with management, the compensation committee recommended to the board of directors that this compensation discussion and analysis be included in the company’s 2009 proxy statement and incorporated by reference in the company’s annual report on Form 10-K.

Submitted by the Compensation Committee

John C. Bergstrom, chair
Arthur F. Kingsbury
Lauren Rich Fine

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities to us for the years ended December 31, 2008, 2007, and 2006 earned by (1) Mr. Dolan, our principal executive officer, (2) Mr. Pollei, our principal financial officer, and (3) our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007. We refer to these five officers in this proxy statement as named executive officers. See “Compensation Discussion and Analysis” and “Employment Agreements” for a description of the material factors necessary to understand the information in the table below.

					Non-Equity
Name and				Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(2)	Awards(3)	Compensation(2)	Compensation(4)	Total

James P. Dolan	2008	$479,000	$—	$318,020	$172,000	$18,460	$987,480
President and Chief Executive Officer	2007	463,000	—	104,679	389,000	157,139	1,113,818
	2006	420,512	—	—	382,000	60,042	862,554
Scott J. Pollei	2008	264,000	—	119,441	79,000	15,439	477,880
Executive Vice President and	2007	255,000	—	39,309	179,000	87,300	560,609
Chief Financial Officer	2006	235,755	—	—	212,000	32,497	480,252
Mark W.C. Stodder	2008	232,800	—	105,371	105,000	31,016	474,187
Executive Vice President — Business Information	2007	225,000	—	34,684	158,000	57,639	475,323
	2006	204,670	—	—	110,000	39,520	354,190
David A. Trott,	2008	269,000	60,000	121,768	—	28,360	479,128
Chairman and Chief Executive Officer,	2007	260,000	100,000	40,079	—	19,172	419,251
American Processing Company(1)	2006	199,000	47,500	—	—	8,347	254,847
Mark E. Baumbach	2008	217,400	—	80,211	94,000	15,102	406,713
Vice President — Technology	2007	210,000	—	27,439	119,000	52,377	408,816
	2006	191,719	—	1,857	60,000	21,627	275,203

(1)	David A. Trott joined the company in March 2006 in connection with our acquisition of a majority interest in American Processing Company, LLC.

(2)	We paid the amounts set forth in these columns for the year ended December 31, 2008, to each named executive officer during the first quarter of 2009.

(3)	We calculated the amounts in this column, which represents the compensation costs for financial reporting purposes for 2008, using the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123R”). These amounts also include compensation costs we recorded for options we granted to the named executive officers in years prior to 2008. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Application of Critical Accounting Policies — Share-Based Compensation Expense,” both included in our annual report to stockholders, for information regarding the assumptions used in the valuation of equity awards. The per-option SFAS No. 123(R) grant date fair value was $4.75 for options granted on August 1, 2007; $4.89 for options granted on May 12, 2008, and $1.35 for options granted on October 11, 2006. See “Outstanding Equity Awards at Year End 2008” below for more information about stock options.

(4)	All other compensation for the year ended December 31, 2008, consisted of the following components. Last year in connection with our initial public offering, we terminated the split-dollar life insurance policies we had on our named executive officers (excluding Mr. Trott) and released the collateral to each of these named executive officers, which we included as all other compensation for 2007.

						Flights to
						and from
			Medical			Minneapolis
			and	401(k)	Rent for	from and to	Home
		Club	Dental	Matching	Apartment in	Place of	Office
Name	Year	Membership	Insurance(a)	Contribution	Minneapolis	Residence	Expenses(b)	Parking	Total

James P. Dolan	2008	$5,140	$4,836	$6,900	$—	$—	$1,584	$—	$18,460
Scott J. Pollei	2008	6,319	—	6,900	—	—	—	2,220	15,439
Mark W.C. Stodder	2008	—	5,982	5,215	9,440	10,739	—	—	31,016
David A. Trott	2008	—	28,360	—	—	—	—	—	28,360
Mark E. Baumbach	2008	—	5,982	6,900	—	—	—	2,220	15,102

(a)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. With the exception of the amount reported for Mr. Trott, the amount in this column represents amounts withheld by us during 2008 from our other participating employees in excess of that which was withheld by us from the named executive officers for medical insurance and premiums paid on behalf of such officers for dental insurance. Mr. Trott does not participate in our medical insurance program. Instead, the amount reported in this column for Mr. Trott reflects premiums paid on his behalf to a third-party provider for medical insurance.

(b)	In 2008, we paid for home Internet access for Mr. Dolan because Mr. Dolan and his spouse, who administers Dolan Media Newswires, use his home office on a regular basis for business purposes. This amount represents the portion of such payments attributable to personal use of the home office and Internet access, which we have assumed constitutes 25% of the total use.

Employment Agreements

James P. Dolan Employment Agreement

We entered into an employment agreement with James P. Dolan as of April 1, 2002, pursuant to which Mr. Dolan agreed to serve as president and chief executive officer of Dolan Media Company. We amended and restated Mr. Dolan’s employment agreement, effective as of April 1, 2007, for an initial term of two years. In December 2008, we amended Mr. Dolan’s employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code. Beginning April 1, 2008, and on each day thereafter the employment term will be automatically extended for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either Mr. Dolan or us. The agreement provides that Mr. Dolan reports to our board of directors.

Under the amended and restated employment agreement, Mr. Dolan’s annual base salary was $463,000 for 2007. For each calendar year after 2007, Mr. Dolan’s base salary will be increased at minimum by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2009, the committee set Mr. Dolan’s base salary at $479,000, which was the same rate as 2008, and Mr. Dolan waived the increase to his base salary set forth in his employment agreement. In addition to his base salary, Mr. Dolan is eligible to receive an annual cash short-term incentive payment of at least 60% of his base salary that will be based on performance goals for the applicable fiscal year set by the compensation committee as part of an annual cash short-term incentive program that is established in accordance with our incentive compensation plan. Each year, Mr. Dolan’s annual short-term incentive performance goals will be established by the compensation committee at its sole discretion in accordance with our cash short-term incentive program. The employment agreement will provide Mr. Dolan four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our 401(k), welfare and fringe benefit plans and receive perquisites that we generally make available to our other senior executive officers. We paid, or will pay, as applicable, Mr. Dolan’s fees in connection with the negotiation, preparation and enforcement of his employment agreement.

Mr. Dolan is entitled to severance benefits upon a termination of his employment without cause or a resignation by Mr. Dolan with good reason. See “Executive Compensation — Potential Payments Upon

Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Dolan will receive, including those payments and benefits under our change of control plan if he incurs a termination in connection with a change of control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to Mr. Dolan.

Mr. Dolan has agreed to restrictive covenants that will survive for one year following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with our business, subject to certain limited exceptions, or solicit or interfere with our relationships with our employees and independent contractors.

Scott J. Pollei Employment Agreement

We entered into an employment agreement with Scott J. Pollei, effective as of April 1, 2007, pursuant to which Mr. Pollei will continue to serve as executive vice president and chief financial officer of Dolan Media Company. Mr. Pollei’s employment agreement has an initial term of two years. Beginning April 1, 2008, and on each day thereafter, the employment term will be automatically extended for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either Mr. Pollei or us. The agreement provides that Mr. Pollei will report to our chief executive officer and our board of directors. In December 2008, we amended Mr. Pollei’s employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code.

Under the employment agreement, Mr. Pollei’s annual base salary was $255,000 for 2007. For each calendar year after 2007, Mr. Pollei’s base salary will be increased by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2009, the committee set Mr. Pollei’s base salary at $264,000, which was the same rate as 2008, and Mr. Pollei waived the increase to his base salary set forth in his employment agreement. In addition to his base salary, Mr. Pollei is eligible to receive an annual cash short-term incentive payment that will be based on performance goals set by the compensation committee as part of an annual cash short-term incentive program that is established in accordance with our incentive compensation plan. Each year, Mr. Pollei’s annual short-term incentive performance goals will be established by the compensation committee at its sole discretion in accordance with our cash short-term incentive program. The employment agreement provides Mr. Pollei four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our 401(k), welfare and fringe benefit plans and receive perquisites that we generally make available to our other senior executive offices. We have paid, or will pay, as applicable, Mr. Pollei’s fees in connection with the negotiation, preparation and enforcement of his employment agreement.

Mr. Pollei is entitled to severance benefits upon a termination of his employment without cause or a resignation by Mr. Pollei with good reason. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Pollei will receive, including those payments and benefits under our change of control plan if he incurs a termination in connection with a change of control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to Mr. Pollei.

Mr. Pollei has agreed to restrictive covenants that will survive for one year following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with our business, subject to certain limited exceptions, or solicit or interfere with our relationships with our employees and independent contractors.

Mark W.C. Stodder Employment Agreement

We entered into an employment agreement with Mark W.C. Stodder, effective as of April 1, 2007, pursuant to which Mr. Stodder will continue to serve as executive vice president, Business Information Division, of Dolan Media Company. Mr. Stodder’s employment agreement has an initial term of two years. Beginning April 1, 2008, and on each day thereafter, the employment term will be automatically extended for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either Mr. Stodder or us. The agreement provides that Mr. Stodder will report to our chief executive officer and our board of directors. In December 2008, we amended Mr. Stodder’s employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code.

Under the employment agreement, Mr. Stodder’s annual base salary was $225,000 for 2007. For each calendar year after 2007, Mr. Stodder’s base salary will be increased by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2009, the committee set Mr. Stodder’s base salary at $232,800, which was the same rate as 2008, and Mr. Stodder waived the increase to his base salary set forth in his employment agreement. In addition to his base salary, Mr. Stodder is eligible to receive an annual cash short-term incentive payment that will be based on performance goals set by the compensation committee as part of an annual cash short-term incentive program that is established in accordance with our incentive compensation plan. Each year, Mr. Stodder’s annual short-term incentive performance goals will be established by the compensation committee at its sole discretion in accordance with our cash short-term incentive program. The employment agreement provides Mr. Stodder four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our 401(k), welfare and fringe benefit plans and receive perquisites that we generally make available to our other senior executive officers. We have paid or will pay, as applicable, Mr. Stodder’s fees in connection with the negotiation, preparation and enforcement of his employment agreement.

Mr. Stodder is entitled to severance benefits upon a termination of his employment without case or a resignation by Mr. Stodder with good reason. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Stodder will receive, including those payments and benefits under our change of control plan if he incurs a termination in connection with a change of control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to Mr. Stodder.

Mr. Stodder has agreed to restrictive covenants that will survive for one year following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with our business, subject to certain limited exceptions, or solicit or interfere with our relationships with our employees and independent contractors.

David A. Trott Employment Agreement

APC, our majority-owned subsidiary, entered into an employment agreement with David A. Trott on March 14, 2006, pursuant to which Mr. Trott agreed to serve as president of APC and report to the president of Dolan Media Company. Mr. Trott’s employment agreement includes an initial two-year employment term, with an automatic one-year renewal, unless either party provides prior written notice of its or his intent not to renew the agreement to the other party at least sixty days prior to the end of the term. In December 2008, we amended Mr. Trott’s employment agreement to comply with the requirements of Section 409A of the Internal Revenue Code.

Under the terms of the employment agreement, Mr. Trott received an annual salary of $260,000 for his services during 2006 and 2007 and also is entitled to three weeks of paid vacation annually. Mr. Trott must devote no less than one-half of his full business time to APC. Mr. Trott is also entitled to participate in and receive such benefits under APC’s welfare benefit plans and its other general practices, policies and arrangements, including medical and hospitalization coverage, group term life insurance, disability insurance, accidental death insurance, retirement plans and fringe benefits, that APC makes generally available to its senior management employees. Mr. Trott’s employment agreement with APC automatically renewed for an additional one year term on March 14, 2008. In January 2008, the compensation committee approved a 3.5% increase in Mr. Trott’s base salary to $269,000 for year ended 2008. For 2009, the committee set Mr. Trott’s base salary at $269,000, which was the same rate as last year.

Either party may terminate Mr. Trott’s employment at any time, with or without cause and with or without notice. If APC terminates Mr. Trott’s employment without cause, Mr. Trott is entitled to severance benefits. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Trott will receive upon a termination without case and for a description of the definition of “cause” as that term relates to Mr. Trott.

Mr. Trott has agreed to restrictive covenants that will survive for three years following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with APC’s business, subject to certain limited exceptions, or solicit or interfere with APC’s or any of APC’s members’ relationships with APC’s or APC’s members’ employees and independent contractors. Mr. Trott also has agreed to maintain the confidentiality of APC’s proprietary information and assign any inventions to APC that he acquired or developed during his relationship with APC. Additionally, Mr. Trott has agreed not to divert any corporate opportunities from APC or Dolan Media Company during the term of his employment. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a further description of severance benefits Mr. Trott will receive.

Grants of Plan-Based Awards in 2008

The following table sets forth certain information with respect to cash compensation and options to purchase shares of our common stock granted during the year ended December 31, 2008, to our named executive officers. See “Compensation Discussion and Analysis — Performance-Based Short-Term Cash Incentives” for a description of the material factors necessary to understand the information in the table below.

		Estimated Possible Payouts			All Other
		under Non-Equity Incentive			Option
		Plan Awards(1)			Awards:	Exercise
					Number of	or Base	Grant Date
					Securities	Price of	Fair Value
	Grant				Underlying	Option	of Option
Name	Date	Threshold	Target	Maximum	Options (2)	Awards	Awards(3)

James P. Dolan	05/12/08	—	$287,400	$574,800	85,954	$16.52	$420,435
Scott J. Pollei	05/12/08	—	132,000	264,000	32,300	16.52	157,992
Mark W.C. Stodder	05/12/08	—	116,400	232,800	28,483	16.52	139,322
David A. Trott	05/12/08	—	—	—	32,912	16.52	160,986
Mark E. Baumbach	05/12/08	—	108,700	217,400	21,279	16.52	104,084

(1)	These columns describe the range of cash payments that could have been made with respect to our 2008 short-term cash incentive program described under “Compensation Discussion and Analysis — Performance Based Short Term Cash Incentives” You should also refer to the “Summary Compensation” table for specific information about the amounts paid to each named executive officer in 2008 as performance-based short-term cash incentives.

(2)	These options vest and become exercisable in four equal annual installments beginning on May 12, 2009.

(3)	This column shows the full grant date fair value of stock options granted to the named executive officers in 2008. The amount was calculated utilizing the provisions of SFAS No. 123(R), Share-Based Payment. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Application of Critical Accounting Policies — Share Based Compensation Expense,” both included in our annual report to stockholders, for information regarding the assumptions used in the valuation of equity awards.

Outstanding Equity Awards at Year End 2008

The following table sets forth certain information with respect to all unexercised options to purchase shares of our common stock awarded to each of the named executives as of December 31, 2008. None of our named executive officers has any outstanding restricted stock or other stock awards as of December 31, 2008.

	Option Awards
	Number of	Number of	Equity Incentive
	Securities	Securities	Plan Awards:
	Underlying	Underlying	Number of Shares
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
Name	Exercisable	Unexercisable	Unearned Options	Price	Date

James P. Dolan(1)	—	85,954	—	$16.52	05/12/2015
(2)	52,832	158,496	—	14.50	08/01/2014
Scott J. Pollei(1)	—	32,300	—	16.52	05/12/2015
(2)	19,839	59,518	—	14.50	08/01/2014
Mark W.C. Stodder(1)	—	28,483	—	16.52	05/12/2015
(2)	17,505	52,516	—	14.50	08/01/2014
David A. Trott(1)	—	32,912	—	16.52	05/12/2015
(2)	20,228	60,685	—	14.50	08/01/2014
Mark E. Baumbach(1)	—	21,279	—	16.52	05/12/2015
(2)	13,071	39,211	—	14.50	08/01/2014
(3)	3,375	1,125	—	2.22	10/11/2016

(1)	On May 12, 2008, we granted nonqualified stock options to each of the named executive officers in the amounts set forth opposite each named executive officer in the table above. The stock options vest and become exercisable in four equal installments on each of May 12, 2009, 2010, 2011 and 2012.

(2)	On August 1, 2007, we granted nonqualified stock options to each of the named executives in the amounts set forth opposite each named executive in the table above. The stock options vest and become exercisable in four equal installments on each of August 1, 2008, 2009, 2010 and 2011. At December 31, 2008, each named executive is fully vested in one quarter of the options granted and has the right to exercise them through August 1, 2014.

(3)	On October 11, 2006, we granted incentive stock options to purchase 4,500 shares of common stock to Mr. Baumbach. These stock options vest and become exercisable in four equal installments on each of October 11, 2006, 2007, 2008 and 2009. At December 31, 2008, Mr. Baumbach was fully vested in 75% of these stock options and has the right to exercise them through October 11, 2016.

Option Exercises and Stock Vested for 2008

None of our named executive officers exercised any options during the year ended December 31, 2008. None of our named executives hold shares of restricted stock or other stock awards; however Mr. Dolan’s spouse holds shares of restricted stock, 307 of which vested on August 1, 2008.

Non-Qualified Deferred Compensation for 2008

Our named executive officers did not earn any non-qualified deferred compensation benefits from us during the year ended December 31, 2008.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or supplemental retirement plans sponsored by us during the year ended December 31, 2008.

Potential Payments Upon Termination or Change in Control

As of December 31, 2008, we were party to certain agreements and had in place a change of control plan that would have required us to provide compensation to our named executive officers in the event that their employment with us was terminated or if we experienced a change in control. A description of these agreements follows below. A qualitative analysis of the amount of compensation payable to each of these named executive officers in each situation involving a termination of employment or change in control, assuming that each had occurred as of December 31, 2008, is listed in the tables below.

Severance Payments

James P. Dolan.  Under Mr. Dolan’s amended and restated employment agreement dated as of April 1, 2007, as amended, if Mr. Dolan’s employment was terminated by us without cause or by Mr. Dolan with good reason (as such terms are defined below), then in addition to his base salary and benefits through the termination date and any unpaid annual short-term incentive payment due to Mr. Dolan for the preceding fiscal year, we would provide Mr. Dolan (1) for a period of twelve months from the date of termination severance pay equal to his base salary (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year, and (3) medical and dental benefits for Mr. Dolan and his covered dependents for a period of eighteen months following his termination. If Mr. Dolan’s employment was terminated due to his death or disability or by us for cause, we would pay to Mr. Dolan (or his beneficiary, as applicable) (1) any accrued but unpaid base salary and benefits earned through the date of termination, and (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year in the case of termination due to death or disability.

“Cause” is defined in Mr. Dolan’s employment agreement to mean the occurrence of any of the following events: (1) a material breach by Mr. Dolan of his employment agreement that remains uncured for 30 days after he receives written notice of the breach; (2) Mr. Dolan continues to willfully and materially fail to perform his duties under his employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 30 days after delivery of a written demand for performance that specifically identifies the manner in which we believe Mr. Dolan has not performed his duties; (3) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business, or (4) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, criminal misconduct constituting a felony. Mr. Dolan’s employment agreement defines “good reason” as the following: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require Mr. Dolan to relocate, (2) we remove Mr. Dolan as our chief executive officer or substantially diminish his duties or responsibilities; (3) we materially breach any of our obligations under Mr. Dolan’s employment agreement, which breach remains uncured for 30 days after we receive written notice of the breach, or (4) a diminution of Mr. Dolan’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to Mr. Dolan, other than (a) an inadvertent and isolated act or omission that is promptly cured upon notice to us or (b) a diminution of benefits applicable to our other senior executive officers.

Scott Pollei and Mark Stodder.  Under each of Messrs. Pollei and Stodder’s employment agreements, both dated April 1, 2007, as amended, if Mr. Pollei or Mr. Stodder’s employment was terminated by us without cause or by Mr. Pollei or Mr. Stodder with good reason (as such terms are defined below), then in addition to such officer’s base salary and benefits through the termination date and any unpaid annual short-term incentive payment due to such officer for the preceding fiscal year, we would provide such officer (1) an amount equal to one year of such officer’s annual base salary, in effect at the time of the termination, (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year, and (3) medical and dental benefits for such officer and his covered dependents for a period of eighteen months following his termination. If such officer’s employment was terminated due to his death or disability or by us for cause, we would pay to such officer (or his beneficiary, as applicable) (1) any accrued but unpaid base salary and benefits earned through the date of termination, and (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year in the case of termination due to death or disability.

For Messrs. Pollei and Stodder, “cause” and “good reason” have the meanings set forth in their employment agreements. “Cause” means the occurrence of any of the following events: (1) a material breach by the executive officer of his employment agreement that remains uncured for 10 days after he receives notice of the breach; (2) the executive officer continues to willfully and materially fail to perform his duties under his employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 10 days after delivery of a written demand for performance that specifically identifies the manner in which we believe the executive officer has not performed his duties; (3) the executive officer’s commission of theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business; or (4) the executive officer’s commission of criminal misconduct constituting a felony. “Good reason” means: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require the executive officer to relocate, (2) any material diminution by us in the executive officer’s duties or responsibilities inconsistent with the terms of his employment agreement which remains uncured for 30 days after we receive notice; (3) we materially breach any of our obligations under the executive officer’s employment agreement that remains uncured for 30 days after we receive notice of the breach, or (4) a diminution in the executive officer’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to the executive officer, other than: (a) an inadvertent and isolated act or omission that is promptly cured upon notice to us or (b) a diminution of benefits applicable to our other senior executive officers.

David A. Trott.  Under APC’s employment agreement with David A. Trott dated March 14, 2006, as amended, if APC terminates Mr. Trott’s employment without cause, then APC must pay Mr. Trott a monthly severance amount of $21,666.67 for the twelve-month period beginning on the last day of the month following the termination date and APC must provide medical insurance to Mr. Trott for the twelve-month period following the termination date.

Mr. Trott’s employment agreement defines “cause” to mean that: (1) Mr. Trott has committed an act of dishonesty against APC that results or is intended to result in his gain or personal enrichment or has, or is intended to have, a detrimental effect on the reputation of APC or APC’s business of providing non-legal foreclosure, bankruptcy and eviction processing and related services; (2) Mr. Trott has committed an act or acts of fraud, moral turpitude against APC or a felony; (3) any breach by Mr. Trott of any material provision of his employment agreement that, if curable, has not been cured by Mr. Trott within 10 days of notice of such breach from APC; (4) any intentional act or gross negligence by Mr. Trott (other than an act in good faith and with a reasonable belief that such act was in the best interests of APC) that has, or is intended to have, a detrimental effect on the reputation of APC or its business; or (5) Mr. Trott’s refusal, after notice thereof, to perform specific directives of the president of Dolan Media Company that are reasonable and consistent with the scope and nature of this duties and responsibilities that are set forth in his employment agreement.

Stock Option Rights upon Change of Control

As of December 31, 2008, Mark E. Baumbach, our vice president, technology, held 4,500 incentive options to purchase shares of our common stock with an exercise price of $2.22 per share. Three-quarters of these options were vested as of December 31, 2008. As of December 31, 2008, our named executive officers held an aggregate of 698,829 nonqualified options to purchase shares of our common stock, of which 123,475, in the aggregate were vested, at December 31, 2008. Under our 2007 incentive compensation plan, the remaining one-third of Mr. Baumbach’s incentive options and all of the named executive officers’ nonqualified stock options would immediately vest and become exercisable upon a change of control.

The table below describes the pre-tax amount each named executive officer would receive assuming a change in control as of December 31, 2008, and that such named executive officer exercises and sells all of the underlying shares of our common stock issued upon exercise of any options that would become exercisable upon a change in control, assuming that the exercise price was greater than the fair value of a share of our common stock at December 31, 2008.

			Fair
			Market
			Value at		Amount
	Grant	Number of	December 31,	Exercise	Received
Name	Date	Options	2008(1)	Price	(before taxes)

James P. Dolan	08/01/07	158,496	$6.59	$14.50	$—
	05/12/08	85,854	6.59	16.52	—
Scott J. Pollei	08/01/07	59,518	6.59	14.50	—
	05/12/08	32,300	6.59	16.52	—
Mark W.C. Stodder	08/01/07	52,516	6.59	14.50	—
	05/12/08	28,483	6.59	16.52	—
David A. Trott	08/01/07	60,685	6.59	14.50	—
	05/12/08	32,911	6.59	16.52	—
Mark Baumbach	10/11/06	1,125	6.59	2.22	4,916
	08/01/07	13,071	6.59	14.50	—
	05/12/08	21,279	6.59	16.52	—

(1)	The closing per share price for our common stock on December 31, 2008, as reported by the New York Stock Exchange.

No stock options held by any named executive officer would vest upon the termination of his employment for any reason. If any named executive officer incurs a termination of service due to his death, disability or retirement, the options may be exercised for a period of one year from the date of such termination to the extent that the options were exercisable at the time of his termination. If, however, any of the named executive officers is terminated for cause, the options (whether or not vested) will be immediately cancelled and forfeited. For purposes of Mr. Baumbach, “cause” is defined in the plan to mean the occurrence of any one of the following: (1) any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty; (2) commission of a criminal activity, fraud or embezzlement; (3) any unauthorized disclosure or use of confidential information or trade secrets; or (4) any violation of any non-compete or non-disclosure agreement between an employee and us. For purposes of all other named executive officers, “cause” has the meaning set forth in each such named executive officer’s employment agreement. If a named executive officer incurs a termination of service either without cause or due to a reason other than his death, disability or retirement, the options may be exercised for a period of 60 days from the date of such termination to the extent that the options were exercisable at the time of his termination.

Change of Control Plan

We have adopted an Executive Change of Control Plan that provides each of our named executive officers (other than Mr. Trott), our vice president of finance and corporate secretary, Ms. Duncomb, our Director of Human Resources, Director of Investor Relations and In-House Counsel (all added in 2008) and any other members of senior management (each referred to as a “participant”) the compensation committee adds to the plan in the future, with certain severance benefits in the case of a qualified change of control event. Under the change of control plan, a participant is entitled to receive a severance payment and additional severance benefits if his or her employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 12 months following a change in control (as defined below). In connection with such change of control termination, each of Messrs. Dolan, Pollei and Stodder will receive two times his base salary plus annual target short-term incentive amounts for the year in which the termination occurs, and Mr. Baumbach and Ms. Duncomb and those participants added in 2008 will receive one times his or her base salary plus annual target short-term incentive amounts for the year in which the termination occurs. In addition, the terminated participant will receive 18 months of continuing health and dental coverage on the same terms as the participant received such benefits during employment, and will receive outplacement services for 12 months following termination. Under the terms of the change of control plan, if any payments or benefits to which a participant becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then he or she will be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the participant of all taxes, including any excise tax imposed upon the gross-up payment he or she will retain a net amount equal to the amount he or she would have been entitled to had the excise tax not been imposed upon the payment; provided, however, that if the total payments that the participant is entitled to receive from us do not exceed 110% of the greatest amount that could be paid to the participant without becoming an excess parachute payment, then no “gross-up” payment will be made by us, and the participant’s payments will be reduced to the greatest amount that could be paid without cause the payments to be “excess parachute payments.” Change in control is defined in the plan to mean (1) the acquisition by a third party of more than 50% of our voting shares, (2) a merger, consolidation or other reorganization if our stockholders following such transaction no longer own more than 50% of the combined voting power of the surviving organization, (3) our complete liquidation or dissolution, or (4) a sale of substantially all of our assets.

The definitions of “cause” and “good reason” for Messrs. Dolan, Pollei and Stodder for purposes of the plan are the same as is contained in such executive officer’s employment agreement. For all other participants, including Ms. Duncomb, Mr. Baumbach and the participants added in 2008, “cause” is defined as (1) the willful and continued failure to substantially perform the participant’s duties (other than due to illness or after notice of termination by us without cause or by the executive officer for good reason) and such failure continues for 10 days after a demand for performance is delivered, or (2) the participant willfully engages in illegal or gross misconduct that injures our reputation. Also, for all other participants of the plan, “good reason” is defined as (1) the participant’s base salary and target short-term incentive opportunity is reduced immediately prior to a change of control, (2) a material or adverse change in the participant’s authority, duties, responsibilities, title or offices following a change of control or an adverse change, following a change of control, in the duties, responsibilities, authority or managerial level of the individual(s) to who the participant reports, (3) we require the participant to be based more than 50 miles from the executive officer’s employment base prior to a change of control, or (4) our failure to require our successor to assume the change of control plan.

In addition, our employment agreements with Messrs. Dolan, Pollei, Stodder and Trott contain severance arrangements pursuant to which each such executive officer will receive severance benefits if, in the absence of a change in control, their employment with us is terminated by us without cause or if such executive officer terminates his employment with us for good reason. See “Executive Compensation — Employment Agreements” for further information regarding the terms of these employment agreements. In connection with becoming participants in the plan, Mr. Baumbach and Ms. Duncomb have entered restrictive covenant agreements with us pursuant to which, for one year following expiration or termination of their employment with us, they have agreed to not compete with our business, subject to certain limited exceptions, or solicit or interfere with our relationships with our customers, employees and independent contractors.

Summary of Payments upon Termination or Change in Control

James P. Dolan.  The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for James P. Dolan, our president and chief executive officer, assuming such event occurred as of December 31, 2008.

		Not for Cause
		Termination or
	Normal	Resignation for		Death or		For Cause	Change in
Payment and Benefits	Retirement	Good Reason		Disability		Termination	Control

Base Salary	$—	$479,000		$—		$—	$958,000
Non-Equity Incentive Compensation Plan Payment	—	172,000	(1)	172,000	(1)	—	344,000	(1)
Stock Options	—	—		—		—	—	(2)
Outplacement Service	—	—		—		—	45,000
Medical and Dental Benefits	—	15,623	(3)	—		—	15,623	(3)
Section 280G Gross Up	—	—		—		—	317,919	(4)

Total	$—	$666,623		$172,000		$—	$1,680,542

(1)	This amount reflects the non-equity incentive compensation plan payment accrued as of December 31, 2008, which we paid to Mr. Dolan in the first quarter of 2009.

(2)	Assumes that Mr. Dolan has exercised and then sold all options that were vested upon a change in control, at the closing share price on December 31, 2008; provided that the exercise price of such options was lower than the closing share price on December 31, 2008. The exercise price for all of Mr. Dolan’s options was greater than the closing share price of our common stock on December 31, 2008.

(3)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. Reflects 18 months of the COBRA premium for medical and dental benefits at the rate in effect at December 31, 2008.

(4)	This amount is an estimate of the payment we would be obligated to make to Mr. Dolan under the executive change in control plan in addition to those payments Mr. Dolan receives upon a change in control under that plan. Our estimate of this payment assumes that the base amount is equal to the average of Mr. Dolan’s total compensation for the years ended December 31, 2008, 2007 and 2006, as reported in the Summary Compensation Table earlier in this proxy statement. The base amount is used to determine whether any payments received by Mr. Dolan upon a change in control constitute excess parachute payments under Section 280G of the Internal Revenue Code. Our estimate of this payment also assumes that payments made on his behalf for continuing medical and dental coverage constitute parachute payments under Section 280G.

Under the change in control plan, we are only obligated to provide a gross-up payment for the base salary, short term non-equity incentive compensation payment, the outplacement service payment and any amounts paid on Mr. Dolan’s behalf for continuing medical and dental coverage. In calculating this estimated payment, we have used 35% for the federal income tax rate and 7.85% for the Minnesota income tax rate.

Scott J. Pollei.  The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for Scott J. Pollei, our executive vice president and chief financial officer, assuming such event occurred as of December 31, 2008.

		Not for Cause
		Termination or
	Normal	Resignation for		Death or		For Cause	Change in
Payment and Benefits	Retirement	Good Reason		Disability		Termination	Control

Base Salary	$—	$264,000		$—		$—	$528,000
Non-Equity Incentive Compensation	—					—
Plan Payment		79,000	(1)	79,000	(1)		158,000	(1)
Stock Options	—	—		—		—	—	(2)
Outplacement Service	—	—		—		—	45,000
Medical and Dental Benefits	—	17,763	(3)	—		—	17,763	(3)
Estimated Section 280G Gross Up	—	—		—		—	173,990	(4)

Total	$—	$360,763		$79,000		$—	$922,753

(1)	This amount reflects the non-equity incentive compensation plan payment accrued as of December 31, 2008, which we paid to Mr. Pollei in the first quarter of 2009.

(2)	Assumes that Mr. Pollei has exercised and then sold all options that were vested a change in control, at the closing share price on December 31, 2008; provided that the exercise price of such options was lower than the closing share price on December 31, 2008. The exercise price for all of Mr. Pollei’s options was greater than the closing share price of our common stock on December 31, 2008.

(3)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. Reflects 18 months of the COBRA premium for medical and dental benefits at the rate in effect at December 31, 2008.

(4)	This amount is an estimate of the payment we would be obligated to make to Mr. Pollei under the executive change in control plan in addition to those payments Mr. Pollei receives upon a change in control under that plan. Our estimate of this payment assumes that the base amount is equal to the average of Mr. Pollei’s total compensation for the years ended December 31, 2008, 2007 and 2006, as reported in the Summary Compensation Table earlier in this proxy statement. The base amount is used to determine whether any payments received by Mr. Pollei upon a change in control constitute excess parachute payments under Section 280G of the Internal Revenue Code. Our estimate of this payment also assumes that payments made on his behalf for continuing medical and dental coverage constitute parachute payments under Section 280G.

Under the change in control plan, we are only obligated to provide a gross-up payment for the base salary, short term non-equity incentive compensation payment, the outplacement service payment and any amounts paid on Mr. Pollei’s behalf for continuing medical and dental coverage. In calculating this estimated payment, we have used 35% for the federal income tax rate and 7.85% for the Minnesota income tax rate.

Mark W.C. Stodder.  The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for Mark W.C. Stodder, our executive vice president — Business Information Division, assuming such event occurred as of December 31, 2008.

		Not for Cause
		Termination or
	Normal	Resignation for		Death or		For Cause	Change in
Payment and Benefits	Retirement	Good Reason		Disability		Termination	Control

Base Salary	$—	$232,800		$—		$—	$465,600
Non-Equity Incentive Compensation Plan Payment	—	105,000	(1)	105,000	(1)	—	210,000	(1)
Stock Options	—	—		—		—	—	(2)
Outplacement Service	—	—		—		—	45,000
Medical and Dental Benefits	—	22,701	(3)	—		—	22,701	(3)
Estimated Section 280G Gross Up	—	—		—		—	179,391	(4)

Total	$—	$360,501		$105,000		$—	$922,692

(1)	This amount reflects the non-equity incentive compensation plan payment accrued as of December 31, 2008, which we paid to Mr. Stodder in the first quarter of 2009.

(2)	Assumes that Mr. Stodder has exercised and then sold all options that were vested upon a change in control, at the closing share price on December 31, 2008; provided that the exercise price of such options was lower than the closing share price on December 31, 2008. The exercise price for all of Mr. Stodder’s options was greater than the closing share price of our common stock on December 31, 2008.

(3)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. Reflects 18 months of the COBRA premium for medical and dental benefits at the rate in effect at December 31, 2008.

(4)	This amount is an estimate of the payment we would be obligated to make to Mr. Stodder under the executive change in control plan in addition to those payments Mr. Stodder receives upon a change in control under that plan. Our estimate of this payment assumes that the base amount is equal to the average of Mr. Stodder’s total compensation for the years ended December 31, 2008, 2007 and 2006, as reported in the Summary Compensation Table earlier in this report. The base amount is used to determine whether any payments received by Mr. Stodder upon a change in control constitute excess parachute payments under Section 280G of the Internal Revenue Code. Our estimate of this payment also assumes that payments made on his behalf for continuing medical and dental coverage constitute parachute payments under Section 280G.

Under the change in control plan, we are only obligated to provide a gross-up payment for the base salary, short term non-equity incentive compensation payment, the outplacement service payment and any amounts paid on Mr. Stodder’s behalf for continuing medical and dental coverage. In calculating this estimated payment, we have used 35% for the federal income tax rate and 6.75% for the Wisconsin income tax rate.

David A. Trott.  The following table describes the potential payments upon termination of employment or in connection with a change in control for David A. Trott, chairman and chief executive officer of APC, assuming such event occurred as of December 31, 2008.

		Not for Cause
		Termination or
	Normal	Resignation for		Death or	For Cause	Change in
Payment and Benefits	Retirement	Good Reason		Disability	Termination	Control

Severance Payment	$—	$260,000	(1)	$—	$—	$—
Stock Options	—	—		—	—	—	(2)
Medical and Dental Benefits	—	28,360	(3)	—	—	—

Total	$—	$288,360		$—	$—	$—

(1)	Twelve monthly payments of $21,666.67 commencing on the last day of the full calendar month following the termination date.

(2)	Assumes that Mr. Trott has exercised and then sold all options that were vested upon Mr. Trott’s retirement, disability or the termination of his employment, as the case may be, within the 1 year to 90 days following or upon a change in control, at the closing share price on December 31, 2008; provided that the exercise price of such options was lower than the closing share price on December 31, 2008. The exercise price for all of Mr. Trott’s options was greater than the closing share price of our common stock on December 31, 2008.

(3)	Reflects the 12 months of medical benefits at the premium amount in effect at December 31, 2008.

Mark E. Baumbach.  The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for Mark E. Baumbach, our vice president of technology, assuming such event occurred as of December 31, 2008.

	Normal	Termination of
	Retirement,	Employment
	Death or	for any	Change in
Payment and Benefits	Disability	reason	Control

Base Salary	$—	$—	$217,400
Non-Equity Incentive Compensation	—	—
Plan Payment			94,000	(1)
Stock Options	—	—	4,916	(2)
Outplacement Service	—	—	45,000
Medical and Dental Benefits	—	—	22,701	(3)
Section 280G Gross Up	—	—	62,168	(4)

Total	$14,749	$14,749	$446,185

(1)	This amount reflects the non-equity incentive compensation plan payment accrued as of December 31, 2008, which we paid to Mr. Baumbach in the first quarter of 2009.

(2)	Assumes that Mr. Baumbach has exercised and then sold all options that may be exercised upon a change of control at the closing share price on December 31, 2008; provided that the exercise price on such options was lower than the closing share price on December 31, 2008.

(3)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. Reflects 18 months of the COBRA premium for medical and dental benefits at the rate in effect at December 31, 2008.

(4)	This amount is an estimate of the payment we would be obligated to make to Mr. Baumbach under the executive change in control plan in addition to those payments Mr. Baumbach receives upon a change in control under that plan. Our estimate of this payment assumes that the base amount is equal to the average of Mr. Baumbach’s total compensation for the years ended December 31, 2008, 2007 and 2006, as reported in the Summary Compensation Table earlier in this proxy statement. The base amount is used to determine whether any payments received by Mr. Baumbach upon a change in control constitute excess parachute payments under Section 280G of the Internal Revenue Code. Our estimate of this payment also assumes that amounts received upon the immediate vesting, exercise and subsequent sale of his outstanding nonvested stock options (to the extent the exercise price is less than the closing share price on December 31, 2008) and payments made on his behalf for continuing medical and dental coverage constitute parachute payments under Section 280G.

Under the change in control plan, we are only obligated to provide a gross-up payment for the base salary, short term non-equity incentive compensation payment, the outplacement service payment and any amounts paid on Mr. Baumbach’s behalf for continuing medical and dental coverage. In calculating this estimated payment, we have used 35% for the federal income tax rate and 7.85% for the Minnesota income tax rate.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

John C. Bergstrom, Edward Carroll, Peni Garber, Jacques Massicotte, George Rossi, and Arthur Kingsbury served on our board’s compensation committee for the year ended December 31, 2008. No member of our compensation committee has any relationship requiring any disclosure. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our compensation committee.

PRINCIPAL STOCKHOLDERS AND
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table describes information with respect to the beneficial ownership of our common stock as of March 19, 2009, by:

•	Each person or group of affiliated persons known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	Each of our directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

We have determined beneficial ownership according to SEC rules. In computing the percentage ownership of each person, we have included shares of common stock subject to options that person holds, to the extent such options are currently exercisable or may be exercisable within 60 days of March 19, 2009. These shares, however, were not included for purposes of computing the percentage ownership for any other person.

Unless otherwise indicated, the stockholders in this table have sole voting and investment power with respect to those shares set forth opposite that stockholder’s name. We have based our computation of the percentage ownership of our common stock on 29,951,363 shares outstanding on March 19, 2009. The address for each executive officer and director is c/o Dolan Media Company, 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402.

		Percentage of
	Number of Shares	Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding

Beneficial Owners of More than 5%
T. Rowe Price Associates, Inc.(1)
100 E. Pratt Street Baltimore, Maryland 21202	3,061,377	10.2%
TCS Capital GP, LLC(2)
888 Seventh Avenue, Suite 1504
New York, New York 10019	3,005,246	10.0%
Executive Officers and Directors
James P. Dolan(3)	1,630,105	5.4%
Scott J. Pollei(4)	227,713	*
Mark W. C. Stodder(5)	123,201	*
David A. Trott(6)	70,258	*
Mark E. Baumbach(7)	55,910	*
John C. Bergstrom(8)	69,910	*
Anton J. Christianson(9)	370,023	1.2%
Arthur F. Kingsbury	3,000	*
Jacques Massicotte(10)	12,490	*
Lauren Rich Fine	0	*
George Rossi(11)	12,801	*
Executive Officers and Directors as a group (12 persons)(12)	2,593,077	8.6%

*	less than 1% beneficial ownership

(1)	The information provided here is based upon a Schedule 13G filed on January 9, 2009, and representations made to us in connection with equity purchase agreement entered into by each of these funds on July 28, 2008. T. Rowe Price Associates, Inc., as investment advisor to the funds holding the shares set forth here in, has sole voting and/or investment power with respect to these shares and, therefore, may be deemed to be the beneficial owner of these shares; however, T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership of these shares. T. Rowe Price Associates, Inc. is the wholly-owned subsidiary of T. Rowe Price Group, Inc., a publicly traded financial services holding company.

(2)	The information provided here is based upon a Schedule 13G/A filed on February 17, 2009. These shares consist of (a) 221,790 shares held by TCS Capital L.P., (b) 965,697 shares held by TCS Capital II, L.P., and (c) 1,817,759 shares held by TCS Capital Investments, L.P. TCS Capital GP, LLC; as the general partner of each of TCS Capital L.P., TCS Capital II, L.P., and TCS Capital Investments, L.P.; and Eric Semler, as manager of TCS Capital, G.P., have voting and/or investment power with respect to these shares and, therefore, may be deemed to be the beneficial owner of these shares.

(3)	These shares include the following: (a) 170,781 shares that Mr. Dolan received as a pro-rata distribution from Chicosa Partners, LLC in March 2008; (b) 32,541 shares that Mr. Dolan received as a pro-rata distribution from Media Power Limited Partnership in August 2008; (c) 16,088 shares owned by Mr. Dolan’s spouse, including 1,907 shares she received as a pro-rata distribution from Chicosa Partners in March 2008 and options to acquire 307 shares of common our common stock, which Mr. Dolan’s spouse may exercise during the 60-day period following March 19, 2009; (d) 4,761 shares owned by Chicosa Partners, LLC; and (e) options to acquire 52,832 shares of our common stock, which Mr. Dolan may exercise during the 60-day period following March 19, 2009; Mr. Dolan is the managing member of Chicosa Partners, LLC and has sole voting and investment power with respect to such shares and may therefore, be deemed to be a beneficial owner of these shares. Mr. Dolan disclaims beneficial ownership of all shares his spouse owns, including shares she could own pursuant to the exercise of any stock options. Mr. Dolan also disclaims beneficial ownership of the 4,761 shares owned by Chicosa, as he has no pecuniary interest in these shares.

(4)	These shares include the following: (a) 12,776 shares that Mr. Pollei received as a pro-rata distribution from Chicosa Partners, LLC in March 2008, (b) 14,998 shares that Mr. Pollei owns through an individual retirement account, (c) an aggregate 180,000 shares held in four separate trusts for Mr. Pollei’s children, and (d) options to acquire 19,839 shares of common stock, which Mr. Pollei may exercise during the 60-day period following March 19, 2009. Mr. Pollei is the trustee of each trust and has sole voting and investment power with respect to the shares held by each trust. Mr. Pollei disclaims beneficial ownership of the shares held in trust for his children.

(5)	These shares include the following: (a) 2,860 shares that Mr. Stodder received as a pro-rate distribution from Chicosa Partners, LLC, (b) an aggregate 500 shares owned by his spouse and minor daughter (250 and 250, respectively); and (c) options to acquire 17,505 shares of our common stock, which Mr. Stodder may exercise during the 60-day period following March 19, 2009. Mr. Stodder disclaims beneficial ownership of those shares his spouse and minor daughter own.

(6)	These shares include (a) 30 shares owned by Mr. Trott’s spouse and to which he disclaims beneficial ownership and (b) options to acquire 20,228 shares of our common stock, which Mr. Trott may exercise during the 60 day period following March 19, 2009. In addition, the shares reported exclude an aggregate of 357,300 shares held by three separate trusts for Mr. Trott’s children on March 19, 2009. Mr. Trott is not a trustee of these trusts and has no investment or voting power with respect to the shares owned by the trusts.

(7)	These shares include (a) 1,297 shares that Mr. Baumbach received as a pro-rata distribution from Chicosa Partners, LLC in March 2008, and (b) options to acquire 16,446 shares of our common stock, which Mr. Baumbach may exercise during the 60-day period following March 19, 2009.

(8)	These shares include (a) 4,767 shares that Mr. Bergstrom received as a pro-rata distribution from Chicosa Partners, LLC in March 2008, (b) 10,000 shares that Mr. Bergstrom owns through an individual retirement account, (c) 5,801 shares Mr. Bergstrom received as a pro-rata distribution from Media Power Limited Partnership in August 2008, and (d) options to acquire 3,190 shares of our common stock which Mr. Bergstrom may exercise during the 60-day period following March 19, 2009.

(9)	These shares include (a) 140,205 shares held by Adam Smith Growth Partners, L.P., including 21,656 shares received as a pro-rata distribution upon the liquidation of Media Power Limited Partnership in August 2008; (b) 224,570 shares held by Adam Smith Fund, L.L.C., including 91,803 shares received as a pro-rata distribution upon the liquidation of Media Power Limited Partnership in August 2008; (c) 1,300 shares held by Adam Smith Companies, LLC; and (d) options to purchase 2,957 shares of our common stock, which Mr. Christianson may exercise during the 60-day period following March 19, 2009. Mr. Christianson is the chairman of Adam Smith Companies LLC, the general partner of Adam Smith Growth Partners L.P. Mr. Christianson is also the president of Adam Smith Management, LLC, the managing member of the Adam Smith Fund, L.L.C. Mr. Christianson has shared voting and investment power with respect to, and therefore may be deemed to be the beneficial owner of the shares of common stock owned by Adam Smith Growth Partners, L.P., Adam Smith Fund, L.L.C. and Adam Smith Companies, LLC. Mr. Christianson disclaims beneficial ownership to the shares of our common stock owned by Adam Smith Growth Partners, L.P., Adam Smith Fund, L.L.C., and Adam Smith Companies, LLC, except to the extent of his indirect ownership in those entities.

(10)	These shares include options to acquire 2,490 shares of our common stock, which Mr. Massicotte may exercise in the 60-day period following March 19, 2009.

(11)	These shares include options to acquire 2,801 shares of our common stock, which Mr. Rossi may exercise in the 60-day period following March 19, 2009.

(12)	See Notes 4 through 11 above. These shares also include (a) 4,855 shares of our common stock owned by our vice president-finance; (b) options to purchase 12,711 shares of common stock, which our vice president-finance may exercise during the 60-day period following March 19, 2009, and (b) 100 shares owned by the minor son of our vice president of finance, beneficial ownership of which she disclaims.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership, and changes in their ownership, with the Securities and Exchange Commission. We are required to identify any person who fails to file these reports on a timely basis. To our knowledge, all filings were made on a timely basis during 2008, except that Mr. Dolan inadvertently failed to timely report on Form 4 shares of common stock and options his spouse (who is our employee) received in connection with our initial public offering in August 2007. In making this statement, we have relied upon our examination of the Forms 3, 4 and 5 on file with the Securities and Exchange Commission for each of our directors and executive officers and also those directors and executive officers’ written representations to us.

By order of the Board of Directors,

/s/  Vicki J. Duncomb
Vicki J. Duncomb
Corporate Secretary

April 3, 2009

VOTE BY INTERNET — www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy.DOLAN MEDIA COMPANY222 SOUTH 9TH STREETVOTE BY PHONE - 1-800-690-6903SUITE 2300Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2009. Have your proxy card in hand whenMINNEAPOLIS, MN 55402you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:M11380KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DOLAN MEDIA COMPANYFor Withhold For All To withhold authority to vote for any individual nominee(s), All All Except mark “For All Except” and write the corresponding number(s) of such nominee(s) on the line below.The Board of Directors recommends a vote “FOR” the nominees:00 01.Election of Class II DirectorsNominees:01) Anton J. Christianson 02) Jacques MassicotteThe Board of Directors recommends a vote “FOR” Proposal 2.For Against Abstain2.Ratification of the Audit Committee’s appointment of McGladrey & Pullen, LLP as Dolan Media Company’s independent0 0 0 registered public accounting firm for 2009.3.To vote in their discretion upon other business properly coming before the meeting or any adjournment or postponement thereof.For address changes and/or comments, please check this box and0 write them on the back where indicated.Please indicate if you plan to attend this meeting.0 0Please sign your name exactly as it appears on your proxy.If you hold shares in joint tenancy, all persons should sign. Yes NoTrustees and administrators should include title and authority and corporations or other business entities should include the full name of the corporation or business entity and the title of the authorized officer signing this.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

ANNUAL MEETING OF STOCKHOLDERS FRIDAY, MAY 15, 2009 9:00 a.m., local time Minneapolis Club 729 Second Avenue South Minneapolis, Minnesota 55402Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Proxy Statement and 2008 Annual Report to Stockholders are available at www.proxyvote.com.M11381DOLAN MEDIA COMPANYTHE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR USE AT THE DOLAN MEDIA COMPANYANNUAL MEETING OF STOCKHOLDERS ON FRIDAY, MAY 15, 2009The stockholder(s) whose signature(s) is on the reverse side of this proxy revokes all other proxies and appoints James P. Dolan and Scott J. Pollei, or any or all of them, each with full power of substitution, as proxies, to vote all shares of common stock in Dolan Media Company which such stockholder(s) would be entitled to vote on the matters set forth on the reverse side of this proxy, including all matters which may properly come before the 2009 Annual Meeting of Stockholders or any adjournment or postponement of such meeting.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF THIS PROXY IS EXECUTED, BUT NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE “FOR” THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.The board urges you to promptly vote this proxy card by Internet, telephone or mail as described on the reverse side regardless of whether you intend to attend the annual meeting in person so that we can establish a quorum and your shares can be voted according to your wishes. If you complete this proxy card and choose to attend the annual meeting in person, you can revoke this proxy and vote at the annual meeting.Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)(Continued, please mark your vote and sign the reverse side)